Exhibit 4.14

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT

By and Between

DBV TECHNOLOGIES

and

NESTEC S.A.

DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT

This DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT (together with the exhibits hereto, this “Agreement”) is entered into on this 27th day of May, 2016 (the “Effective Date”), by and between NESTEC S.A., with a place of business at Avenue Nestlé 55, 1800 Vevey, Switzerland (“NESTEC”) and DBV TECHNOLOGIES, S.A., with a place of business at 177-181 avenue Pierre Brossolette 92120 Montrouge France (“DBV”). NESTEC and DBV may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, DBV controls proprietary technology for manufacturing an adhesive skin patch for delivery of proteins through intact skin (as further defined below, the “Viaskin® Technology”) and is developing therapeutic products for the treatment of certain allergies and other product candidates in areas of unmet medical need in immunotherapy using the Viaskin® Technology;

WHEREAS, DBV has commercialized in France a ready to use and standardized atopy patch test for the diagnosis of cow’s milk protein allergy (“CMPA”), marketed under the trademark Diallertest® (“Diallertest”), and DBV intends to discontinue commercialization of Diallertest; and

WHEREAS, NESTEC desires to commercialize a diagnostic test for milk protein allergy, and the Parties have agreed to establish a collaboration whereby DBV will develop a diagnostic test for CMPA using the Viaskin® Technology, and NESTEC will have an exclusive license to commercialize such diagnostic test worldwide, subject to the terms and conditions of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this ARTICLE I:

1.1 “Acquirer” means, any Third Party (together with its Affiliates but excluding DBV and DBV’s Affiliates) that after the Effective Date either (a) acquires the control (within the meaning of article L.233-3 of the French Code de commerce) of DBV, or (b) acquires all or substantially all of DBV’s assets or business going concern, in each (a) or (b) cases by any means whatsoever, securities purchase, merger, consolidation, contribution, spin off, sale of assets or business going concern, or transfer to a trust (fiducie).

1.2 “Affiliate” means, with respect to a particular Person, any other Person that directly or indirectly is controlled by, controls or is under common control with such Person as defined in article L. 233-3 of the French Code de commerce.

1.3 “Anti-Bribery Laws” means the US Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1, et. seq.), the United Kingdom Bribery Act 2010 and all other similar laws throughout the Territories for prevention of providing inducements to government officials to obtain or retain business or gain an improper advantage.

1.4 “Biosimilar/Generic Product” means a diagnostic test for CMPA which (i) is identical or highly similar to the Licensed Product known as a reference product, and has no clinically meaningful differences in terms of safety and effectiveness from the reference product, (ii) is registered and commercialized by a Third Party without any license or right by NESTEC, its Affiliates or Sublicensees, and (iii) is approved for use pursuant to a regulatory approval process governing approval of generic, interchangeable or biosimilar biologics based on the then-current standards for regulatory approval, whether or not such regulatory approval was based upon clinical data generated by the Parties pursuant to this Agreement or was obtained using an abbreviated, expedited or other process.

1.5 “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Paris, France and in Vevey, Switzerland, are generally closed.

1.6 “Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.7 “Calendar Year” means any year beginning on January 1 and ending on December 31 of such year.

1.8 “Clinical Trial” means a clinical study conducted on certain numbers of human subjects (depending on the phase of the trial) that is designed to (a) establish that a product for the diagnosis of human diseases and conditions is reasonably safe for continued testing, (b) investigate the safety and efficacy of the product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the product in the dosage range to be prescribed, and/or (c) support Regulatory Approval of such product or label expansion of such product, in accordance with 21 CFR Part 56, 21 CFR Part 50 and 21 CFR Part 812 and the equivalent requirements of a Regulatory Authority outside of the United States.

1.9 “CMC” or “Chemistry and Manufacturing Control” means pharmaceutical development covering all chemistry, manufacturing and controls activities, including manufacturing process scale up (including without limitation, registration batches/process validation, engineering studies qualification and validation, process validation, characterization and stability, scale and technology transfer to contract manufacturing organizations), analytical methods, qualification and validation activities, quality assurance/quality control development.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.10 “CMP” means the following cow’s milk proteins: [***].

1.11 “CMPA” means cow’s milk protein allergy.

1.12 “Commercialization” means all activities related to the commercial exploitation of products for the diagnosis of human diseases and conditions, including importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale, and offering for sale of such products, but excluding Manufacturing and Development activities, as well as any Clinical Trials. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

1.13 “Commercialization Plan” has the meaning set forth in Section 6.2.1.

1.14 “Commercially Reasonable Efforts” means:

1.14.1 with respect to the obligations of a Party under this Agreement relating to Development or Commercialization activities, the level of efforts and expenditure of resources required to carry out such obligation in a sustained manner consistent with the efforts and resources such Party typically devotes to a product of similar market potential, resulting from its own research efforts or development and commercialization collaborations for which it is responsible, at a similar stage in its development or product life, and using commercially reasonable financial resources and making the respective reasonable investments; or

1.14.2 with respect to the obligations of a Party under this Agreement relating to any other objective, reasonable, good-faith efforts, taking into account industry practices.

1.15 “Confidential Information” means any and all data, materials and information previously, presently or subsequently disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”), including, without limitation, all financial, business, legal and technical information of Discloser or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, inventions, methods, processes, materials, algorithms, software, specifications, designs, data, strategies, plans, prospects, Know-How and ideas, whether tangible or intangible), including all copies, abstracts, summaries, analyses and other derivatives of any of the foregoing. For the avoidance of doubt, “Confidential Information” includes (a) the terms of this Agreement and (b) all information disclosed to a Party by the other Party prior to the Effective Date under the Confidentiality Agreement.

1.16 “Confidentiality Agreement” means that certain confidentiality agreement between DBV and NESTEC made effective as of January 21, 2015.

1.17 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights, or other intellectual property rights, including to the other Party on the terms and conditions set forth herein, as applicable, in each case without breaching the terms of any agreement with a Third Party.

1.18 “Cover” or “Covering” means, with respect to Patent Rights and any product, technology or Know-How, that such Patent Rights include one or more Valid Claims that would, but for the licenses granted under this Agreement be infringed by Development, Manufacture, use or Commercialization of such product, or the practice of such technology or Know-How, in the applicable country in which any such activity occurred.

1.19 “DBV Improvement” has the meaning set forth in Section 9.1.3.

1.20 “Development” means all activities related to the development of products for the diagnosis of human diseases and conditions and obtaining Regulatory Approval for such products, including all activities related to research, development, preclinical testing, preclinical toxicology, stability testing, toxicology, formulation, CMC, Clinical Trials, regulatory affairs, statistical analysis, report writing, Regulatory Filing creation and submission related to obtaining Regulatory Approval for a product, and all other activities directed to obtaining Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.21 “Development Milestone” has the meaning set forth in Section 8.2.1.

1.22 “Discloser” has the meaning set forth in Section 1.15.

1.23 “EHP” means extensively hydrolysed protein.

1.24 “EMA” means the European Medicines Agency or any successor agency or agencies thereto.

1.25 “Enforcing Party” has the meaning set forth in Section 9.3.2(b).

1.26 “EUR” or “€” means Euros.

1.27 “Executive Officers” means the Chief Executive Officer of DBV and the Chief Executive Officer of Nestlé Health Science S.A.

1.28 “FDA” means the U.S. Food and Drug Administration or any successor agency or agencies thereto.

1.29 “FDCA” means the United States Food, Drug and Cosmetic Act, as amended (21 U.S.C. §§ 301, et. seq.).

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.30 “Feasibility Milestones” means the Technical Feasibility Milestone and the Regulatory Feasibility Milestone.

1.31 “Feasibility Assessment” means the investigation study for the purpose of feasibility assessment as described in the Work Plan.

1.32 “Field” means diagnosis of CMPA in humans.

1.33 “Final Determination” means, with respect to the occurrence of any event (including breach of this Agreement), that the occurrence of such event has been determined to occurred either (a) by mutual written agreement of the Parties or (b) pursuant to the dispute resolution provisions set forth in ARTICLE XVI.

1.34 “First Commercial Sale” means, with respect to the Licensed Product in a particular country or other jurisdiction, the first sale of the Licensed Product by NESTEC or any of its Affiliates or Sublicensees for consideration.

1.35 “Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

1.36 “ICC” has the meaning set forth in Section 16.2.2.

1.37 “Indemnitee” means, as the context requires, the DBV Indemnitees and/or the NESTEC Indemnitees.

1.38 “Invention” means any and all discoveries, developments, improvements, modifications, formulations, compositions of matter, processes and other inventions (whether patentable or not patentable) that are invented in the course of activities performed under this Agreement by or on behalf of either Party or both Parties.

1.39 “JSC” or “Joint Steering Committee” has the meaning set forth in Section 3.1.1.

1.40 “Key Countries” means [***]. For clarity, this term is only used in this Agreement to describe the effects of termination in the event of an uncured breach of NESTEC’s obligation to use Commercially Reasonable Efforts to Commercialize the Licensed Product in accordance with Section 15.2.1.

1.41 “Key [***] Countries” means [***] to be determined by the JSC in accordance with Section 3.1 [***].

1.42 “Key Patent Countries” means [***].

1.43 “Know-How” means techniques, data, inventions, practices, methods, trade secrets, knowledge, sources of supply, patent positioning, know-how, skill, experience, test data (including manufacturing, pharmacological, toxicological, preclinical and clinical test data) and analytical and quality control data or descriptions including all proprietary information submitted to relevant Regulatory Authorities, and in each case in written, oral, electronic or other form.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.44 “Knowledge” means the actual knowledge of the senior executive officers of a Party.

1.45 “Law” means all laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including all such laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements pertaining to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, including Anti-Bribery Laws and their implementing regulations and all foreign equivalents thereof.

1.46 “Licensed Know How” means all Know How Controlled by DBV or any of its Affiliates as of the Effective Date or that come to be Controlled by DBV or any of its Affiliates at any time during the Term (including any applicable Viaskin® Know How or Joint Know How) that is necessary to Develop or Commercialize the Licensed Product; however, “Licensed Know How” includes Manufacturing Know How but excludes Know How Controlled by an Acquirer.

1.47 “Licensed Patents” means all Patent Rights Controlled by DBV or any of its Affiliates as of the Effective Date or that come to be Controlled by DBV or any of its Affiliates at any time during the Term (including any applicable Viaskin® Patents) that Cover the Licensed Product; however, “Licensed Patents” excludes Patent Rights Controlled by an Acquirer. Exhibit 1.47 provides an accurate and exhaustive list the Licensed Patents as of the Effective Date.

1.48 “Licensed Product” means a test for the diagnosis of CMPA that is Developed pursuant to this Agreement and that is comprised of the following [***].

1.49 “Licensed Technology” means all Licensed Patents and Licensed Know How.

1.50 “Manufacture” means, with respect to a Product, any and all processes and activities conducted to manufacture preclinical, clinical and commercial quantities of such, in particular, the production, the manufacture, the processing, the filling, the packaging, the labeling, the inspection, the storage, the warehousing and the shipping of such Product. Manufacture shall also include the supply of any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacturing” has a correlative meaning.

1.51 “Manufacturing Know-How” means all Know-How Controlled by DBV as of the Effective Date or that comes to be Controlled by DBV at any time thereafter during the Term, in each case that is necessary to Manufacture the Licensed Product; however, “Manufacturing Know-How” excludes Know-How Controlled by an Acquirer.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.52 “Manufacturing Transfer Event” means (a) a Supply Failure, (b) DBV’s (or its contract manufacturers’) insufficient capacity to Manufacture the quantities of Licensed Product reasonably forecasted by NESTEC, (c) the Parties’ joint determination that the supply price offered by DBV for the Licensed Product is significantly noncompetitive, compared to several quotes of Third Party manufacturer offering at least the same level of quality supply as DBV or (d) a termination of this Agreement by NESTEC in accordance with Section 15.2.1 (Termination for Material Breach) or in accordance with Section 15.2.3 (Termination for Insolvency). Manufacturing Transfer Event and their handling will be further described in the Supply Agreement, it being specified that, [***].

1.53 “NESTEC Improvement” has the meaning set forth in Section 9.1.4.

1.54 “NESTEC Indemnitees” has the meaning set forth in Section 14.1.

1.55 “NESTEC Know How” means all Know How Controlled by NESTEC or any of its Affiliates as of the Effective Date or that come to be Controlled by NESTEC or any of its Affiliates at any time during the Term that is necessary to Develop, Manufacture and Commercialize the Licensed Product.

1.56 “NESTEC Patents” means all Patent Rights Controlled by NESTEC or any of its Affiliates as of the Effective Date or that come to be Controlled by NESTEC or any of its Affiliates at any time during the Term that Cover the Licensed Product. Exhibit 1.56 provides an accurate and exhaustive list of NESTEC Patents as of the Effective Date.

1.58 “NESTEC Technology” means NESTEC Patents and NESTEC Know How.

1.59 “NESTEC Trademark” has the meaning set forth in Section 9.8.1.

1.60 “Net Sales” has the meaning set forth under Exhibit 1.60.

1.61 “Patent” means (a) unexpired and currently in force letters patent (or other equivalent legal instrument), including utility and design patents, and including any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for letters patent, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.

1.62 “Patent Challenge” has the meaning set forth in Section 15.2.2.

1.63 “Patent Rights” means all rights in, to and under Patents.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.64 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.65 “Phase III Clinical Trial” means a pivotal controlled or uncontrolled human Clinical Trial of a Licensed Product as required to obtain Regulatory Approval for the Licensed Product.

1.66 “Phase III Clinical Trial Interim Analysis Acceptance” means the earlier of: (i) the notification by NESTEC to DBV of its go decision after delivery of the Phase III Clinical Trial Interim Analysis Report and (ii) the expiry of a [***] period after delivery of the Phase III Clinical Trial Interim Analysis Report if NESTEC has not terminated this Agreement pursuant to Section 15.2.5 during such [***] period.

1.67 “Phase III Clinical Trial Interim Analysis Report” means the interim analysis report regarding the Phase III Clinical Trial DBV will prepare and deliver to NESTEC in accordance with the Work Plan.

1.68 “Phase III Success” means that a Phase III Clinical Trial for the Licensed Product has achieved its primary endpoint in accordance with its protocol, with [***].

1.69 “Recipient” has the meaning set forth in Section 1.15.

1.70 “Regulatory Approval” means, with respect to a particular product for the diagnosis of human disease and conditions in a particular country or regulatory jurisdiction, the registrations, authorizations, clearances and approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction (including, but not limited to, the FDA, EMA or any notified body) that are necessary to market, sell or otherwise Commercialize such product in such country or regulatory jurisdiction. Regulatory Approval includes Reimbursement Approval only in those countries in the Territories where Reimbursement Approval is desired prior to making any sales of the applicable product.

1.71 “Regulatory Feasibility Milestone” means [***] determination that the results of the Feasibility Assessment demonstrated positively the feasibility of the project, based on the regulatory strategy criteria as defined in paragraph 4 of the Feasibility Assessment.

1.72 “Regulatory Submission Acceptance” means, with respect to filing for Regulatory Approval after completion of Phase III Clinical Trials, the first to occur of (a) acceptance by the applicable Regulatory Authority of such filing, or (b) expiration of the thirty (30) day period following the date of submission of such filing without receipt of notice from the applicable Regulatory Authority within such time period that the filing is not accepted.

1.73 “Regulatory Authority” means any national, supra national, regional, state or local regulatory authority, department, bureau, commission, council or other Governmental Authority (including the FDA, EMA or any notified body) that is responsible for overseeing the Development, use, Manufacture, transport, storage or Commercialization of the Licensed Product.

1.74 “Regulatory Filings” means any application for Regulatory Approval, and any notification or other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to Develop (including to conduct Clinical Trials), use, Manufacture, transport, store or Commercialize a particular product for the diagnosis of human diseases and conditions in a particular country or regulatory jurisdiction, whether made before or after receipt of Regulatory Approval in the country or regulatory jurisdiction. The term “Regulatory Filings” shall include all amendments and supplements to any of the foregoing and all proposed labels, labeling, package inserts, monographs and packaging for a Licensed Product in a particular country.

1.75 “Reimbursement Approval” means with respect to a particular Licensed Product and a particular country or regulatory jurisdiction, any pricing and reimbursement approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction that are necessary for a sale or transfer of the Licensed Product to any applicable Regulatory Authority or other Governmental Authority, or for a sale or transfer of the Licensed Product to be reimbursable or credited by, charged to or otherwise paid for by, in whole or in part, any applicable Regulatory Authority or other Government Authority in such country or regulatory jurisdiction at the relevant time.

1.76 “Relatives” shall mean, with respect to a Party, its Affiliates or its and their respective employees, directors, representatives, consultants, independent contractors or agents.

1.77 “Results” has the meaning set forth in Section 12.2.

1.78 “Royalty Term” has the meaning set forth in Section 8.3.2.

1.79 “Sales Milestone” has the meaning set forth in Section 8.2.2.

1.80 “Sales Report” means, with respect to each Calendar Quarter, a report detailing for such Calendar Quarter, on a country-by-country basis, including but not limited to: (a) gross sales, number of units sold, average price per country, number of samples distributed, and detail of deductions to calculate Net Sales, (b) a calculation of the royalty payment due on such Net Sales, and (c) the exchange rates and dates used to convert any amounts to Euros, as applicable.

1.81 “Scientific Publications” has the meaning set forth in Section 12.2.

1.82 “SFDA” means the State Food and Drug Administration of China.

1.83 “Sublicensee” means, with respect to NESTEC, any Third Party to which NESTEC sublicenses all or any portion of the rights granted to it under Section 7.1.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.84 “Supply Agreement” means the Manufacturing and Supply Agreement between DBV and NESTEC contemplated by Section 5.2 pursuant to which DBV will (by itself or through and Affiliate or contract manufacturing organization) supply to NESTEC its requirements of Licensed Product.

1.85 “Supply Failure” means a Final Determination that DBV has materially failed to meet its obligations to supply Licensed Product to NESTEC and not cured such failure as will be further defined in the Supply Agreement.

1.86 “Target Countries” means [***].

1.87 “Technical Feasibility Milestone” means [***] determination that the results of the Feasibility Assessment demonstrated positively the feasibility of the project, based on the criteria defined in paragraphs 1, 2 and 3 of the Feasibility Assessment.

1.88 “Term” has the meaning set forth in Section 15.1.

1.89 “Territories” means worldwide.

1.90 “Third Party” means any Person other than DBV and NESTEC and their respective Affiliates.

1.91 “Third Party Claim” has the meaning set forth in Section 9.5

1.92 “Third Party License Agreement” means any agreement (including any settlement agreement) entered into after the Effective Date with a Third Party, whereby royalties are to be paid to such Third Party based on the grant of rights under Patent Rights Controlled by such Third Party in a country or countries, which Patent Rights are necessary to enable NESTEC to Commercialize the Licensed Product in a country in the Territory free from infringement of such Patent Rights.

1.93 “Trademarks” means all registered and unregistered marks, trade dress rights, logos, taglines, slogans, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof.

1.94 “Unified Patent Court” means the Unified Patent Court within the meaning of the Agreement on a Unified Patent Court of 19 February 2013.

1.95 “Unitary Patent Protection” means a unitary patent protection within the meaning of Regulation (EU) No. 1257/2012 of 17 December 2012 implementing enhanced cooperation in the area of the creation of unitary patent protection.

1.96 “U.S.” or “US” means the United States of America, its territories and possessions.

[***] = CONFIDENTIAL TREATMENT REQUESTED

1.97 “Viaskin® Know How” means technology and Know-How Controlled by DBV and its Affiliates as of the Effective Date or that come to be Controlled by DBV or any of its Affiliates at any time during the Term related to composition, manufacturing and use of an adhesive skin patch for delivery of proteins through intact skin consisting of (a) an electrostatic patch, and (b) an electrospray process to spray homogeneous, thin, dry protein layers of electrically charged proteins onto the patch. “Viaskin® Know How” excludes Know How Controlled by an Acquirer.

1.98 “Viaskin® Patents” means all Patents Covering Viaskin® Know How. Exhibit 1.98 provides an accurate and exhaustive list of the Viaskin® Patents as of the Effective Date.

1.99 “Viaskin® Technology” means Viaskin® Patents and Viaskin® Know How.

1.100 “Valid Claim” means a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) or a pending claim of an unissued patent application, which has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.101 “Work Plan” means the plan setting forth the specific activities to be undertaken by each of the Parties in connection with the Development of the Licensed Product, and composed of (i) the Feasibility Assessment, (ii) the Study Design Concept and the Work Plan Budget, as may be amended as set forth in this Agreement. The current version of the Work Plan is attached to this Agreement as Exhibit 1.101.

1.102 “Work Plan Budget” means the budget setting forth the anticipated costs for the Development of the Licensed Product pursuant to the Work Plan, as may be amended as set forth in this Agreement.

ARTICLE II.

DEVELOPMENT

2.1 Work Plans; Development Obligations.

2.1.1 The Parties have established the Work Plan which sets forth the specific activities to be undertaken by each of the Parties and their respective responsibilities in connection with the Development of the Licensed Product, including the following:

•	[***].

(collectively, the “Development Activities”)

[***] = CONFIDENTIAL TREATMENT REQUESTED

Through the JSC, each Party shall have the right to propose changes to the Work Plan and the Work Plan Budget on an ongoing basis as necessary. The JSC shall have the authority to review and approve such changes, and upon approval shall agree upon a revised Work Plan incorporating such changes. Notwithstanding the foregoing, the Work Plan shall at all times contain terms that are consistent with this Section 2.1. If the terms of the Work Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

2.1.2 Each Party shall use Commercially Reasonable Efforts to perform its obligations under the Work Plan at its own expense.

Any costs incurred by DBV in excess of [***] due to (i) reasons outside of DBV’s responsibility as set out in the Work Plan or (ii) related to demands from any Regulatory Authority or (iii) required by laws, regulations or guidelines applicable to the Licensed Product due to changes in such laws, regulations or guidelines or in their interpretation by Regulatory Authorities, in each case exceeding the activities contemplated by the Work Plan (the “Excess Development Costs”) shall be allocated [***] to NESTEC and [***] to DBV.

For the avoidance of doubt, any clinical and operational activities as set out in the Work Plan are within DBV’s responsibility.

Within thirty (30) days following the end of each Calendar Quarter starting as of the Effective Date, DBV will provide NESTEC and the JSC with development reports detailing costs incurred by DBV under the Work Plan, including the number of FTE used and the associated FTE rates, in the particular period, to the performance of the activities allocated to DBV under the Work Plan. A list of the FTE members along with a range of their applicable rates is set forth in Exhibit 2.1.2. DBV will promptly notify NESTEC if it believes it is reasonably likely to incur Excess Development Costs. Notwithstanding the foregoing, if DBV proposes any change to the Work Plan that is reasonable and will prevent the Parties from incurring Excess Development Costs or will reduce Excess Development Costs, and if NESTEC’s JSC representatives unreasonably refuse to approve such change, NESTEC will be solely responsible for any resulting Excess Development Costs that are higher than the cost proposed by the amended Work Plan by DBV.

2.1.3 Audit. Until the full performance of all Development Activities hereunder and for a period of [***] thereafter, DBV shall keep complete and accurate records pertaining to costs incurred by DBV, its Affiliates and Sublicensees in respect of the Development Activities in sufficient detail to permit NESTEC to confirm the accuracy of the costs detailed in the development reports provided by DBV to NESTEC and the JSC.

In case of Excess Development Costs, NESTEC shall have the right to cause an independent internationally recognized accounting firm reasonably acceptable to DBV to audit such records for the sole purpose of confirming costs for a period covering not more than the preceding [***]. DBV may require such accounting firm to execute a reasonable confidentiality agreement with DBV prior to commencing the audit.

Such audits may be conducted during normal business hours upon reasonable prior written notice to DBV, but no more frequently than once per year.

[***] = CONFIDENTIAL TREATMENT REQUESTED

Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid (plus interest calculated under the same method of calculation that Section 8.5) promptly following receipt of an invoice therefor.

NESTEC shall bear the full cost and expense of such audit unless such audit discloses an overpayment by NESTEC of [***] or more of the amount of Excess Development Costs due under this Agreement for the audited period, in which case DBV shall bear and reimburse NESTEC for the full cost and expense of such audit.

2.1.4 DBV makes no representation, warranty or guarantee that the Development activities conducted under the Work Plan will be successful or that any particular results will be achieved.

2.2 Development Licenses.

2.2.1 Subject to the terms and conditions of this Agreement, NESTEC hereby grants to DBV an exclusive (except vis-à-vis NESTEC), royalty-free, non-transferable (except in accordance with Section 17.1), non-sublicensable license under the NESTEC Patents and NESTEC Know How during the Term and in the Territories solely to Develop the Licensed Product as set forth in the Work Plan and to comply with all other obligations of DBV under this Agreement.

2.2.2 Subject to the terms and conditions of this Agreement, DBV hereby grants to NESTEC an exclusive (except vis-à-vis DBV), royalty-free, non-transferable (except in accordance with Section 17.1), non-sublicensable license under the Licensed Patents during the Term and in the Territories to Develop the Licensed Product as set forth in the Work Plan and to comply with all other obligations of NESTEC under this Agreement.

2.2.3 Either Party may perform its obligations under the Work Plan through Affiliates and Third Party subcontractors, provided that such Party shall cause such Affiliates or Third Party subcontractors to comply with such applicable terms and provisions, and shall remain primarily liable for any acts or omissions of such Affiliate or Third Party subcontractors.

ARTICLE III.

GOVERNANCE

3.1 Joint Steering Committee.

3.1.1 Establishment; Authority. Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee to oversee Development and Commercialization of the Licensed Product (the “JSC”). The JSC’s responsibilities shall include the following:

(a) reviewing and approving the Work Plan and the Work Plan Budget, and overseeing and evaluating implementation of the Work Plan in accordance with the Work Plan Budget, including monitoring progress of preclinical and clinical studies of the Licensed Product and otherwise monitoring compliance with the Work Plan;

[***] = CONFIDENTIAL TREATMENT REQUESTED

(b) reviewing and approving protocols for clinical trials on Licensed Product conducted outside of the Work Plan;

(c) discussing whether or not the Feasibility Milestones are achieved;

(d) reviewing, commenting on and approving all Regulatory Filings and other regulatory submissions and all material correspondence with Regulatory Authorities;

(e) reviewing and commenting on Commercialization strategy and the Commercialization Plan;

(f) determining which are the Key [***] Countries;

(g) attempting to resolve Disputes arising under this Agreement among the Parties, the Alliance Managers or any project teams of the Parties; and

(h) performing such other tasks and undertaking such other responsibilities as designated to it under this Agreement or the Work Plan.

Notwithstanding anything to the contrary set forth in this Agreement, other than amendments of the Work Plan in accordance with Section 2.1.1, the JSC shall not have the power to amend or waive compliance with this Agreement, determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement, require any Party to perform any act that is inconsistent with applicable Law or, without the consent of the affected Party, materially increase or reduce the obligations of the Parties under this Agreement.

3.1.2 Composition; Voting.

(a) Within thirty (30) days after the Effective Date, each Party shall appoint three (3) employees to serve on the JSC, each of which shall have such expertise as is appropriate to the activities of the JSC. Each Party may replace its JSC representatives by written notice to the other Party.

(b) Each Party shall have one (1) vote on all matters and decisions that are within the responsibility of the JSC, regardless of the number of such Party’s representatives on the JSC, and any decision or other action by the JSC may only be made by unanimous consensus of the Parties except:

(i) DBV will have final decision making authority with respect to the [***] matters;

[***] = CONFIDENTIAL TREATMENT REQUESTED

(ii) NESTEC will have final decision making authority with respect to [***];

(iii) [***], will be mutual consent matters;

(iv) NESTEC will have final decision making authority with respect to any proposal to enter into a Third Party License Agreement, provided that the field of such license is limited to CMPA diagnostics and that the entering into a Third Party License Agreement does not materially and adversely impact DBV, would have the effect of diminishing any rights or licenses granted hereunder or include any admission that the Viaskin® Patents are invalid or unenforceable;

(v) The members of the JSC will use good faith efforts to reach unanimous consensus on all decisions and other actions that are within the responsibility of the JSC.

3.1.3 Co-Chairpersons. Each Party shall designate one of its JSC representatives to serve as co-chairperson. The co-chairpersons shall be jointly responsible for calling meetings and shall be jointly responsible for setting the agenda (which shall include a list of all participants expected at a meeting). The co-chairpersons shall alternate responsibility for circulating such agenda at least fifteen (15) days prior to each meeting and distributing minutes of the meetings pursuant to Section 3.1.5 within fifteen (15) days following such meeting, but will not otherwise have any greater power (including voting power) or authority than any other member of the JSC.

3.1.4 Meetings. The JSC shall, after appointment of its initial members, meet at least once every Calendar Quarter at times mutually agreed upon by the Parties, and at least two (2) of such meetings each year shall be held in person. The location of the meetings of the JSC to be held in person shall be agreed upon by the Parties (with the intent that it should alternate between the Parties’ respective headquarters locations or be held at the time and sites of major medical conferences attended by both Parties). Additionally, either Party may call a special meeting of the JSC upon written notice to the other (and which meeting shall be scheduled promptly at mutually agreeable times) (a) to make any determination under this Agreement that cannot reasonably be postponed until the next scheduled JSC meeting, (b) for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting or (c) as reasonably necessary to review other matters occurring between JSC meetings. Each such special meeting of the JSC shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within fifteen (15) days after delivery of the written notice described in the immediately preceding sentence. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. Each Party shall bear all the expenses of its representatives on the JSC. Either Party may invite personnel or consultants of the Parties (other than the members of the JSC) having applicable expertise to participate in

[***] = CONFIDENTIAL TREATMENT REQUESTED

discussions of the JSC from time to time as appropriate to assist in the activities of the JSC with the prior consent of the other Party, which shall not be unreasonably withheld;, and any such non-member shall be (x) bound by confidentiality and non-use obligations equivalent in scope to those set forth in ARTICLE XII of this Agreement and (y) under a written obligation to assign to the Party inviting such non-member any inventions of such non-member in the course of or as a result of attending any such meeting.

3.1.5 Minutes. The minutes of each JSC meeting shall be distributed to the members within fifteen (15) days after the completion of the relevant meeting and shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, within thirty (30) days after the applicable JSC meeting and shall be considered Confidential Information of both Parties.

3.2 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party, which may be one of the representatives of such Party on the JSC (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder and shall be responsible for progressing the alliance activities, otherwise facilitating communication and being the first line of dispute resolution. The Alliance Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 17.5. Each Party shall provide its Alliance Manager with sufficient resources for the Alliance Manager to perform his or her role under this Agreement.

ARTICLE IV.

REGULATORY MATTERS

4.1 Regulatory Strategy. The JSC shall establish a strategy for seeking Regulatory Approval for the Licensed Product, and the Parties respective responsibilities shall be set forth in the Work Plan.

4.2 Regulatory Responsibility.

4.2.1 DBV Regulatory Role. DBV shall be responsible and shall use Commercially Reasonable Efforts to prepare and file, [***], all Regulatory Filings necessary to obtain Regulatory Approvals in [***], and thereafter to maintain such Regulatory Approvals [***].

Without limiting the foregoing, DBV shall apply, [***], for Regulatory Approval in the [***].

[***] = CONFIDENTIAL TREATMENT REQUESTED

With NESTEC’s assistance, DBV shall be responsible and shall use Commercially Reasonable Efforts to prepare and file, [***], all Regulatory Filings necessary to obtain Regulatory Approvals in the following other countries: [***]. Nothing in this Agreement shall oblige DBV to conduct any studies or activities in support of Regulatory Filings with respect to the Licensed Product other than those set forth in the Work Plan.

[***] shall own and be the license holder for all Regulatory Approvals for the Licensed Product.

4.2.2 NESTEC Regulatory Role.

(a) NESTEC shall use Commercially Reasonable Efforts to prepare and file all Regulatory Filings necessary to obtain, if relevant, Reimbursement Approvals in the countries where Regulatory Approvals is sought, and thereafter to maintain such Reimbursement Approvals in the name of NESTEC. Without limiting the foregoing, [***].

(b) [***], NESTEC shall own and be the license holder for all Reimbursement Approvals for the Licensed Product.

4.2.3 Regulatory Filing Fees. Notwithstanding anything to the contrary set forth in this Agreement, NESTEC shall be solely responsible for all filing and maintenance fees and out-of-pocket costs associated with all Regulatory Filings, and shall reimburse DBV for all such fees and costs, as applicable.

4.3 Cooperation; Effort. Each Party will, at its sole cost and expense, cooperate with the other Party in providing technical regulatory expertise for assistance in developing the submission strategy for Regulatory Filings and defining technical content and will provide reasonable support to the other Party to ensure timely Regulatory Filings and other regulatory submissions reasonably necessary to obtain Regulatory Approvals, and any post-Regulatory Approval or Regulatory Filings or other regulatory submissions for the Licensed Product. Each Party shall designate a global regulatory affairs representative and the other Party shall invite such representative to attend any substantive in-person or other meetings (including telephonic meetings) with Regulatory Authorities. The Parties shall review, comment on and approve all Regulatory Filings and other regulatory submissions and all material correspondence with Regulatory Authorities through the JSC and in accordance with ARTICLE III of this Agreement.

ARTICLE V.

MANUFACTURING AND SUPPLY

5.1 Development Supply. DBV will use Commercially Reasonable Efforts to Manufacture sufficient quantities of the Licensed Product for use in Development in accordance with the Work Plan.

5.2 Commercialization Supply.

5.2.1 As soon as reasonably practicable following the Effective Date, the Parties shall negotiate in good faith the terms of the Supply Agreement, and within [***] following [***], the Parties shall execute such Supply Agreement, which shall contain the terms set forth in Exhibit 5.2.1.

[***] = CONFIDENTIAL TREATMENT REQUESTED

5.2.2 Except as otherwise set forth in the Supply Agreement in the event of a Manufacturing Transfer Event, NESTEC shall exclusively obtain all of NESTEC’s requirements of Licensed Product from DBV and DBV shall supply to NESTEC all of NESTEC’s requirements of Licensed Product for the duration and in accordance with the terms and conditions of the Supply Agreement.

ARTICLE VI.

COMMERCIALIZATION OF LICENSED PRODUCTS

6.1 Commercialization Responsibility. Subject to Section 6.2, NESTEC shall be responsible over all Commercialization activities for the Licensed Product in the Territories at NESTEC’s sole cost and expense.

6.2 Commercialization Plans; Oversight; Diligence.

6.2.1 At least [***], NESTEC will deliver to DBV a plan setting forth sufficient details to have a comprehensive overview of the activities for Commercialization of the Licensed Product throughout the Territories (the “Commercialization Plan”). The Commercialization Plan will be updated by NESTEC at least annually and presented to the JSC.

6.2.2 [***] will use Commercially Reasonable Efforts to Commercialize the Licensed Product in countries of the Territories where [***] has obtained Regulatory Approval. Without limiting the foregoing, the Parties agree that [***] Commercially Reasonable Efforts will require [***] to launch the Licensed Product in each Target Country in commercial quantities within [***]. In the event NESTEC fails to launch the Licensed Product in a Target Country in commercial quantities within [***] following Regulatory Approval as set out above, DBV shall be entitled to terminate the Agreement in such Target Country in accordance with Section 15.2.1. In the event NESTEC determines that Commercially Reasonable Efforts does not require NESTEC to commence Commercialization activities in any country in the Territories other than the Target Countries, NESTEC shall give DBV written notice of such determination within a reasonable period of time, but in any event within [***] after any such determination is made, and upon provision of such notice, DBV shall be entitled to terminate this Agreement in such country in accordance with Section 15.2.1.

6.3 Commercialization Reports. Following the receipt of Regulatory Approval for the Licensed Product in any country in the Territory, NESTEC will be obligated on an annual basis to deliver to DBV through the JSC, in accordance with Section 3.1.1(e), a report describing the status of the Commercialization efforts with respect to Licensed Product in the Territory, which report shall be sufficient to establish NESTEC’s compliance with Commercialization obligations under this Agreement.

ARTICLE VII.

LICENSES

7.1 Grant.

7.1.1 Patent License. DBV hereby grants to NESTEC an exclusive (including vis-à-vis DBV), royalty-bearing, non-transferable (except as set forth in Section 17.1), non-sublicensable (except as set forth in Section 7.2) right and license during the Term under the Licensed Patents (a) to Commercialize the Licensed Product in the Field in the Territories and (b) solely in the event that a Manufacturing Transfer Event occurs, to make and have made the Licensed Product for Commercialization in the Field and in the Territory.

7.1.2 Know How License. DBV hereby grants to NESTEC an exclusive (including vis-à-vis DBV), royalty-bearing, non-transferable (except as set forth in Section 17.1), non-sublicensable (except as set forth in Section 7.2) right and license during the Term under the Licensed Know How (a) to Commercialize the Licensed Product in the Field in the Territory and (b) solely in the event that a Manufacturing Transfer Event occurs, to make and have made the Licensed Product for Commercialization in the Field and in the Territories. In addition, in the event that a Manufacturing Transfer Event occurs, NESTEC shall have the right to use and disclose the Manufacturing Know-How transferred to it solely as necessary in connection with manufacturing or having Manufactured the Licensed Product; however, any Third Party to whom the Manufacturing Know-How is transferred shall receive prior approval of DBV, which approval cannot be unreasonably withheld if such Third Party is a reputable contract manufacturing organization, is bound by written obligations not to disclose the Manufacturing Know-How to any Third Party and to use the Manufacturing Know-How solely for purposes of manufacturing the Licensed Product, and such obligations can reasonably be enforced against the contract manufacturing organization.

7.1.3 DBV Reservation of Rights. For the avoidance of doubt, DBV and its Affiliates grants no license under, and shall retain all rights to practice and license, the Licensed Technology outside the scope of the license granted to NESTEC under this Agreement.

7.2 Sublicense. Subject to DBV’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, NESTEC may grant sublicenses of the rights granted to it under Section 7.1.1 and Section 7.1.2 to one or more Third Parties. If DBV grants such consent, any such sublicense shall be established pursuant to a written agreement that is consistent with the terms and conditions of this Agreement in all material respect and NESTEC shall remain responsible for all of its obligations under this Agreement notwithstanding any subcontract, and shall be responsible and liable for any act or omission of any Sublicensee that would be a breach of this Agreement by NESTEC. Any sublicenses granted shall immediately terminate upon termination of this Agreement.

7.3 Affiliates. NESTEC may exercise the rights granted to it under Section 7.1.1 and Section 7.1.2 through its Affiliates, provided that NESTEC shall be responsible and liable for any act or omission of any Affiliate that would be a breach of this Agreement by NESTEC.

[***] = CONFIDENTIAL TREATMENT REQUESTED

7.4 No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

ARTICLE VIII.

PAYMENTS

8.1 Upfront Fee. In consideration of the rights and licenses granted to NESTEC under this Agreement, in addition to the payments specified in Section 8.2 and Section 8.3, NESTEC shall pay to DBV, on or prior to the date that is sixty (60) days after the Effective Date or, if such date is not a Business Day, on the next Business Day, a one time, non-refundable, non-creditable fee equal to Ten Million Euros (€10,000,000) (the “Upfront Fee”). DBV may invoice NESTEC for the Upfront Fee on the Effective Date.

8.2 Milestone Payments. In addition to the payments specified in Section 8.1 and Section 8.3, NESTEC shall, conditioned upon achievement of the applicable milestone for the Licensed Product, make the following payments to DBV in consideration of the rights and licenses granted to NESTEC under this Agreement:

8.2.1 Development Milestones. NESTEC shall pay to DBV the following non-creditable, non-refundable payment for the first achievement of the following milestone events for the Licensed Product (each, a “Development Milestone”):

Development Milestone Event / Target Date	Payment
1. [***]	€[***]

2. [***]	€[***]

3. [***]	€[***]

4. [***]	€[***]

5. [***]	€[***]

6. [***]	€[***]

7. [***]	€[***]

8. [***]	€[***]

9. [***]	€[***]

10. [***]	€[***]

11. [***]	€[***]
TOTAL Amount of Development Milestones Payments:	€[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

If any of the milestones set forth in (6) or (7) is achieved whereas any of the milestones set forth in (3), (4) or (5) has not been achieved, then the milestones set forth in (3), (4) and (5) shall become payable upon achievement of the milestone set forth in (6) or (7).

Each milestone payment set forth in this Section 8.2.1 shall be payable by NESTEC within [***] after the first achievement of the applicable Development Milestone for the Licensed Product. If requested by NESTEC, DBV will provide NESTEC with a corresponding invoice for each Development Milestone payment due.

[***].

8.2.2 Sales Milestones. NESTEC shall pay to DBV the following non-creditable, non-refundable payments for the first achievement of the amounts set below for aggregate, global Net Sales in a Calendar Year (each, a “Sales Milestone”):

Aggregate Global Net Sales of Licensed Product in a Calendar Year	Payment
[***]	€	[***]
[***]	€	[***]
[***]	€	[***]

For purposes of determining achievement of the Sales Milestone, Net Sales of the applicable Licensed Product shall be aggregated [***].

Each Sales Milestone payment shall be payable only once by NESTEC within [***] after the first achievement of the applicable Sales Milestone. NESTEC shall provide notice to DBV of such achievement promptly upon achievement of each Sales Milestone. If requested by NESTEC, DBV will provide NESTEC with a corresponding invoice for each Sales Milestone payment due.

8.3 Royalty Payment; Audits; Payment Reductions.

8.3.1 Royalty Payments. In addition to the payments specified in Section 8.1 and Section 8.2, in consideration of the rights and licenses granted to NESTEC under this Agreement, NESTEC shall pay to DBV royalty payments on the applicable portion of cumulative Calendar Year global Net Sales of the Licensed Product at the rates set forth below:

Cumulative Calendar Year Global Net Sales of the Licensed Product	Royalty Rate
Portion of cumulative Calendar Year global Net Sales of the Licensed Product [***]	[***]%
Portion of cumulative Calendar Year global Net Sales of the Licensed Product [***]	[***]%

[***] = CONFIDENTIAL TREATMENT REQUESTED

For purposes of determining applicable royalty rates, Net Sales of the Licensed Product shall be aggregated [***].

8.3.2 Royalty Term. NESTEC’s obligation to pay royalties pursuant to this Section 8.3 shall expire, on a country-by-country basis, upon the last to occur of: (a) the expiration of the last to expire Valid Claim Covering the Licensed Product or (b) [***] after the First Commercial Sale of the Licensed Product in such country (with respect to such country, the “Royalty Term”).

8.3.3 Payment Reductions.

(a) Payment Reductions for Third Party Payments. If the JSC approves that NESTEC enters into one or more Third Party License Agreement(s), then the royalty rates set forth in Section 8.3.1 shall be reduced, on a country-by-country basis, by an amount equal to [***]; however, notwithstanding the foregoing, no royalty payment to DBV shall be reduced pursuant to this Section 8.3.2(a) to less than [***] of the royalty payment that would otherwise be due to DBV in the absence of a reduction pursuant to this Section 8.3.3(a).

(b) Payment Reductions pursuant to Section 9.2.1(b). In the event that NESTEC takes over the filing, prosecution, maintenance or defense of a Licensed Patent pursuant to Section 9.2.1(b), the Parties shall agree in good faith on an appropriate adjustment of the economic terms of this Agreement in order to reduce the sales milestones set forth in Section 8.2.2 and/or royalty payments set forth in Section 8.3.1.

(c) Payment Reductions for Biosimilar/Generic Product. If a Biosimilar/Generic Product is sold by any Third Party at any time during the Royalty Term in any country in the Territory, the royalty rate payable under Section 8.3.1 on Net Sales in any country in which the Biosimilar/Generic Product is sold will be reduced by [***]. If this Section 8.3.3(c) applies in a country, then NESTEC shall not be entitled to any reductions under Section 8.3.3(a) in such country.

(d) Payment Reductions for Infringing Product in the Field. If NESTEC has notified DBV that it wishes to bring an appropriate suit or other action against such Third Party in accordance with Section 9.3.2(b) on the basis of a Licensed Patent in any country in the Territory and (i) DBV has not elected to enforce such Licensed Patent but (ii), with respect to infringement of Viaskin® Patents, has notified in writing, under the conditions set forth in Section 9.3.2(b), that it determines in good faith that commencing such suit or action would have a material and adverse effect on the Viaskin® Patents, so that NESTEC may not commence a suit or take action to enforce such Licensed Patent against such Third Party, the royalty rate payable under Section 8.3.1 on Net Sales in any country in which the infringing product in the Field is found to be sold or offered for sale will be reduced by [***]. If this Section 8.3.3(d) applies in a country, then NESTEC shall not be entitled to any reductions under Section 8.3.3(a) in such country.

[***] = CONFIDENTIAL TREATMENT REQUESTED

(e) Payment Reduction for Damages following Third Party Claims. [***] of any damages or other amounts that NESTEC would have to bear following a Third Party Claim and in accordance with Section 9.5, except to the extent comprised in the payments referred to in Section 8.3.3(a), will be deduced from the payments due globally by NESTEC to DBV under Section 8.2.2 and Section 8.3 for the Calendar Year on which they have been paid by NESTEC, up to a limit of [***] reduction on the payments due by NESTEC on such Calendar Year. In case of excess, such damages or other amounts shall be deduced from the payments due by NESTEC to DBV under Section 8.2.2 and Section 8.3 for any subsequent Calendar Year, up to a limit of [***] payments reduction per Calendar Year, until such share of damages or other amounts has been fully deduced. For clarity, in no event shall the aggregate reductions as provided in this Section 8.3.3(e) and in Section 8.3.3(a) reduce the payments to DBV with respect to a Calendar Year to less than [***] of the amounts that would have been due or royalty rate payable under Section 8.3.1.

(f) Payment Reduction for DBV’s Uncured Material Breach, Insolvency or under Section 15.2.5(c). In the event NESTEC terminates for DBV’s Uncured Material Breach, Insolvency or under Section 15.2.5(c) and requests that the license(s) set forth in Section 2.2.2 and ARTICLE VII, and the rights and obligations set forth in ARTICLE IX, survive termination, in accordance with Section 15.3.2, any Development Milestone not achieved at the date of termination shall not be due, and the payments due to DBV by NESTEC under Section 8.2.2 and Section 8.3 shall be reduced by [***].

8.3.4 Royalty Payment Timing; Royalty Reports. Within forty-five (45) days following the end of each Calendar Quarter during which royalties accrue, NESTEC shall provide DBV with a Sales Report and any other information reasonably requested by DBV for the purpose of calculating royalties and Sales Milestone payments due under this Agreement. Any royalty payments due to DBV will be paid on the date of delivery of such Sales Report. In the event that either Party determines that the calculation of Net Sales for a Calendar Quarter deviates from the amounts previously reported to DBV for any reason (such as, on account of additional amounts collected or Licensed Product returns), NESTEC and DBV shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.

8.3.5 Audit. Until the expiration of all royalty payment obligations hereunder and for a period of [***] thereafter, NESTEC shall keep complete and accurate records pertaining to the sale or other disposition of Licensed Products by NESTEC, its Affiliates and Sublicensees in sufficient detail to permit DBV to confirm the accuracy of the royalties and Sales Milestone payments due hereunder.

DBV shall have the right to cause an independent internationally recognized accounting firm reasonably acceptable to NESTEC to audit such records for the sole purpose of confirming Net Sales and royalties for a period covering not more than the preceding [***]. NESTEC may require such accounting firm to execute a reasonable confidentiality agreement with NESTEC prior to commencing the audit.

Such audits may be conducted during normal business hours upon reasonable prior written notice to NESTEC, but no more frequently than once per year.

[***] = CONFIDENTIAL TREATMENT REQUESTED

Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid (plus interest as set forth in Section 8.5) promptly following receipt of an invoice therefor.

DBV shall bear the full cost and expense of such audit unless such audit discloses an underpayment by NESTEC of [***] or more of the amount of royalties due under this Agreement for the audited period, in which case NESTEC shall bear and reimburse DBV for the full cost and expense of such audit.

8.4 Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 8.4. The Parties agree to cooperate with one another and use reasonable efforts to minimize under applicable Law obligations for any and all income or other taxes required by applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). NESTEC shall, if required by applicable Law, deduct from any amounts that it is required to pay to DBV hereunder an amount equal to such Withholding Taxes; provided that the NESTEC shall give DBV written notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for DBV’s account and, if available, evidence of such payment shall be secured and sent to DBV within forty-five (45) days after such payment. NESTEC shall, at DBV’s sole cost and expense, as mutually agreed by the Parties, do all such lawful acts and things and sign all such lawful deeds and documents as the DBV may reasonably request to enable the Parties to avail themselves of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to DBV hereunder without deducting any Withholding Taxes. In the event that NESTEC restructures payments under this Agreement so that an Affiliate of NESTEC makes payments to DBV under this Agreement, which payments require withholding, and DBV is not able to recover such withheld amounts, NESTEC agrees to increase the amount payable hereunder by an amount deducted for withholding tax reasons, so that after making all required deductions, DBV receives an amount equal to what it would have received had the payments been made out of Switzerland. Conversely in the event DBV restructures payments under this Agreement which results in adverse change in Withholding Taxes payable by NESTEC, DBV shall not be entitled to any increased amount payable hereunder.

8.5 Late Payments. If DBV does not receive payment of any sum due to it under this Agreement on or before the due date, interest shall thereafter accrue on the sum due to DBV from the due date until the date of payment, such interest to be calculated at a rate equal to the lesser of (a) [***], and (b) the highest rate permitted by applicable Laws.

8.6 Reporting. All financial reporting hereunder shall be, if applicable, on the basis of international financial reporting standards, consistently applied.

8.7 Currency; Exchange Rate. All payments to be made under this Agreement shall be made in Euros by bank wire transfer in immediately available funds to a bank account designated by written notice from DBV. With respect to sales not denominated in Euros, NESTEC shall convert each applicable quarterly sales in foreign currency into Euros by using the then current and reasonable standard exchange rate methodology applied by NESTEC in its worldwide accounting practices, consistent with international financial reporting standards, consistently applied. Based on the resulting sales in Euros, the then applicable royalties shall be calculated.

ARTICLE IX.

OWNERSHIP OF IP; PROSECUTION AND ENFORCEMENT

9.1 Ownership.

9.1.1 All Patents, Know-How and other intellectual property Controlled by a Party prior to the Effective Date or first invented by a Party outside of the course of activities performed under this Agreement (“Background IP”) shall, as between the Parties, be deemed owned by the Controlling Party.

9.1.2 Subject to Sections 9.1.3 and 9.1.4, (a) any Invention invented solely by Relatives of a Party or its Affiliates in the course of performing activities under this Agreement, together with all intellectual property rights therein, shall be owned by such Party and (b) any Invention invented jointly by at least one (1) Relative of each Party or such Party’s Affiliate, together with all intellectual property rights therein (“Joint Inventions”, and all Patents claiming such Joint Inventions, hereinafter, “Joint Patents”), shall be owned jointly by the Parties, with each joint Party having, unless otherwise set forth in this Agreement, an equal, undivided interest therein, with the unrestricted right to practice, exploit, license and grant its rights to sublicense any such Joint Invention without a duty of accounting or an obligation to seek consent from the other Party, subject to the rights granted and payment obligations under this Agreement. Each Party shall promptly disclose to the other Party in writing any Inventions and any written Invention disclosures, or other similar documents, submitted to it by its Relatives describing each and every Invention that constitutes an Invention owned by the other Party or a Joint Invention, and all Know-How relating to such Invention that is in the disclosing Party’s possession.

9.1.3 Notwithstanding Section 9.1.2, to the extent any Invention comprises (i) an improvement of Viaskin® Technology or other DBV Background IP or (ii) relates to a method of use of the Licensed Product outside of the Field (a “DBV Improvement”), such DBV Improvement will be solely owned by DBV and shall be deemed Viaskin® Technology or Viaskin® Patents, as applicable. NESTEC agrees to assign and hereby assigns, and procures that any of its Relatives shall assign, all rights, titles and interests in and to all DBV Improvements (and any intellectual property rights thereto) to DBV and agrees to execute such documents and perform such other acts, and procures that any of its Relatives shall execute such documents and shall perform such other acts, as DBV may reasonably request to obtain, perfect and enforce its rights to such DBV Improvements and the assignment thereof.

9.1.4 Notwithstanding Section 9.1.2, to the extent any Invention comprises an improvement of any active ingredient provided by NESTEC for use in connection with the Licensed Product or relates to a method of use of the Licensed Product in the Field (a “NESTEC Improvement”), such NESTEC Improvement will be solely owned by NESTEC. DBV agrees to assign and hereby assigns, and procures that any of its Relatives shall assign, all rights, titles and interests in and to all NESTEC Improvements (and any intellectual property rights thereto) to NESTEC and agrees to execute such documents and perform such other acts, and procures that any of its Relatives shall execute such documents and shall perform such other acts, as NESTEC may reasonably request to obtain, perfect and enforce its rights to such DBV Improvements and the assignment thereof.

9.2 Prosecution of Patents.

9.2.1 Patents other than Joint Patents

(a) DBV shall have sole discretion and authority, at its sole cost and expense, with respect to filing, prosecuting and maintaining all Licensed Patents (other than Joint Patents) and DBV Improvements, provided that in filing, prosecuting and maintaining any DBV Improvements, DBV shall not disclose any NESTEC’s Confidential Information. DBV shall be obligated on an annual basis to deliver to NESTEC, through any outside patent attorney designated by NESTEC for that purpose, reasonable information as to the status of the filing, prosecution, maintenance and defense (only, as regards defense, to the extent pertaining to the Field) of the Licensed Patents in the Key Patent Countries and the contemplated filing, prosecution, maintenance and defense strategy (only, as regards defense, to the extent pertaining to the Field) for the coming year in such Key Patent Countries. DBV shall notify NESTEC, through the outside patent attorney designated by NESTEC for that purpose, on an ongoing basis any action or event relating to filing, prosecution, maintenance and defense (only, as regards defense, to the extent pertaining to the Field) of the Licensed Patents in the Key Patent Countries that materially departs from the last report delivered. Notwithstanding the above, DBV shall have final control over such prosecution efforts, provided that DBV shall take into account any reasonable comments made by NESTEC and provided further that DBV shall use its Commercially Reasonable Efforts to file, prosecute, maintain and defend the Licensed Patents and, in doing so obtain and/or maintain the largest protection possible for the Licensed Products, in the Key Patent Countries.

(b) In the event DBV decides not to file, prosecute, maintain or defend a Licensed Patent, DBV shall provide NESTEC with at least sixty (60) days advance written notice. In such event, and upon NESTEC’s request, the Parties undertake to discuss in good faith, taking into account any potential materially and adversely consequences on either Party, DBV’s Patent strategy and the effect on any rights or licensed granted hereunder and on the Commercialization, the possibility for NESTEC to take over the filing, prosecution, maintenance or defense of such Licensed Patent in DBV’s name. If after good faith discussion, DBV decides to allow NESTEC to take over the filing, prosecution, maintenance or defense of such Licensed Patent, (i) DBV shall execute any document and provide any assistance required to allow NESTEC to effectively take over the filing, prosecution, maintenance or defense of such Licensed Patent and (ii) the provisions of Section 8.3.3(b) shall apply.

(c) NESTEC shall have sole discretion and authority, at its sole cost and expense, with respect to filing, prosecuting and maintaining all NESTEC Patents (other than Joint Patents) and NESTEC Improvements, provided that in filing, prosecuting and maintaining any NESTEC Improvements, NESTEC shall not disclose any DBV’s Confidential Information.

9.2.2 Joint Patents. The Parties will agree as to their respective responsibilities with respect to the filing, prosecution and maintaining of Joint Patent applications claiming such Joint Invention, provided that in the absence of agreement, Patent application shall be filed, prosecuted and maintained with the largest protection possible in Target Countries at shared costs.

9.2.3 Cooperation in Prosecution. Each Party shall, at its sole cost and expense, provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts described above in this Section 9.2 including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Such cooperation may further include coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel, double-patenting and execution of amendments), and the assistance of each Party’s relevant personnel.

9.3 Enforcement.

9.3.1 Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement by a Third Party (i) of the Licensed Patents of which it becomes aware in Field and the Territory and (ii) of the Joint Patents of which it becomes aware in any field of use in any territory, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement.

9.3.2 Enforcement.

(a) DBV shall have the sole right but not the obligation, to bring an appropriate suit or other action against any Third Party engaged in infringement in the Territories based on any Licensed Patents and DBV Improvements. NESTEC shall have the sole right but not the obligation, to bring an appropriate suit or other action against any Third Party engaged in infringement in the Territory based on NESTEC Patents and NESTEC Improvements

(b) Notwithstanding the provision of subclause (a), if NESTEC notifies DBV that it wishes to bring an appropriate suit or other action against any Third Party engaged in infringement in the Territory in the Field based on Licensed Patents, DBV shall have a period of sixty (60) days after such notification to or by NESTEC to elect to so enforce such Licensed Patent, as applicable, in the Territory. If DBV does so elect, DBV shall so notify NESTEC in writing during such sixty (60) day period. If DBV does not so elect, NESTEC shall have the right, but not the obligation, to commence a suit or take action to enforce any such Licensed Patent against such Third Party allegedly perpetrating such infringement, except, with respect to the Viaskin® Patents, if, during such sixty (60) days period, DBV notifies NESTEC in writing that it determines in good faith that commencing such suit or action would have a material and adverse effect on the Viaskin® Patents and provides NESTEC, through any outside patent attorney designated by NESTEC for that purpose, with reasonable evidence in this respect, in which case the provision of Section 8.3.3(d) shall apply. Each Party shall provide to the Party enforcing any such rights under this Section 9.3.2(b) (the “Enforcing Party”) reasonable assistance in such enforcement, including joining an action as a party plaintiff if so required by applicable Laws to pursue such action, at the Enforcing Party’s sole expense. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The Enforcing Party shall bear and be responsible for all costs incurred in connection with each Party’s activities under this Section 9.3.2(b). The Party not bringing an action with respect to infringement under this Section 9.3.2(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 9.3.2(b) may have an opportunity to participate in such action, at its sole cost and expense, to the extent that the Parties may mutually agree at the time the Enforcing Party elects to bring such action hereunder.

(c) Notwithstanding the provision of subclause (a), with respect to Licensed Patents other than Viaskin® Patents or to Joint Patents, any decision with respect to (i) whether or not opting-out from the jurisdiction of the Unified Patent Court, (ii) whether or not withdrawing an opt-out from the jurisdiction of the Unified Patent Court or (iii) making any action which could have an effect on the possibility to bring a case before the Unified Patent Court or before a national court shall be first discussed by the JSC in accordance with Article 3.1.

(d) Settlement. No Party shall settle any claim, suit or action that it brings under this Section 9.3.2 involving in any manner that would, in the such Party’s reasonable judgment, materially and adversely impact the other Party or that would have the effect of diminishing any rights or licenses granted hereunder or that do not include a full and unconditional release from all liability of the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) If either Party recovers monetary damages from any Third Party in a suit or action described in Section 9.3.2(b) or in a settlement described in Section 9.3.2 (d), such recovery shall be allocated first to the repayment of costs and expenses of the Party(ies) with respect to the action (on a pro rata basis). Any remaining recovery shall be allocated as follows:

(i)	if the recovery is based upon NESTEC’s lost profits, then NESTEC shall retain the recovery and pay to DBV the same royalties as set forth in Section 8.3;

[***] = CONFIDENTIAL TREATMENT REQUESTED

(ii)	if the recovery is based upon the allocation of a reasonable royalty, the Enforcing Party shall retain [***] of such remaining recovery and shall remit [***] of such remaining recovery to the other Party.

9.4 Patent Oppositions and Other Proceedings.

9.4.1 By the Parties. Either Party may, at its own costs, bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, inter partes review or other attack upon the validity, title, or enforceability of a Patent owned or controlled by a Third Party that would (if valid) Cover the Licensed Product, provided that (i) such Party shall so notify the other Party and keep the other Party duly informed of the development and status of such action or proceedings, (ii) the Parties shall discuss in good faith the strategy and (iii) the Parties shall cooperate in good faith in bringing and handling such actions or proceedings. If thereafter a Licensed Patent becomes the subject of any proceeding commenced by any Third Party against which an action or proceeding has been initiated pursuant to the preceding sentence, then the provisions of Section 9.5 shall apply to the extent the defense of the proceedings, actions or claims referred to in Section 9.5 is concerned.

9.5 By Third Parties. If a Licensed Patent becomes the subject of any proceeding commenced by a Third Party in the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes review or other attack upon the validity, title or enforceability thereof, then DBV shall have the sole right, but not the obligation, to control such defense at its sole cost and expense, subject, however, to the provisions of Section 9.2.1(a). DBV shall permit NESTEC to participate in the proceedings to the extent permissible under applicable Laws, and to be represented by its own counsel in such proceedings at NESTEC’s sole cost and expense, provided that (i) NESTEC shall cooperate in good faith with DBV in the proceedings and (ii) DBV retains at all times the sole right to direct and control such proceedings.

9.6 Third Party Claims. In the event of any claim, threat or suit by a Third Party against a Party that the use of the Licensed Products infringes any Third Party right, including Patents or other intellectual property rights of such Third Party (“Third Party Claim”), said Party shall inform the other Party of such Third Party Claim, and the Parties shall defend in close cooperation with each other against such Third Party Claim, provided that (i) each Party shall have the final right to control such defense, claim, threat, suit or settlement thereof if such Party is the sole defendant, and (ii) both Parties shall jointly control such defense, claim, threat or settlement thereof if the Parties are co-defendant and each Party shall bear its own costs incurred, including its internal costs. Notwithstanding the above, the provisions of Section 9.3.2(b) shall apply mutadis mutandis and, in defending or settling such claim, threat or suit, the Parties shall not make any admission that the Viaskin® Patents are invalid or unenforceable. Subject to Section 8.3.3(a), the damages or other amounts that are awarded to a Third Party as a result of such suit for infringement of Third Party rights or settlement shall be borne equally by both Parties, whether they are co-defendants or not, irrespective of the Party which has been ordered to pay the damages or other amounts to such Third Party. NESTEC will be responsible to pay to the Third Party any damages or other amounts ordered against it and ordered against both Parties jointly, provided however that in such case the payment reduction provided for in Section 8.3.3(e) shall apply. DBV will be responsible to pay to the Third Party any damages or other amounts ordered against it, provided however that in such case NESTEC shall promptly reimburse DBV such payments and the payment reduction provided for in Section 8.3.3(e) shall then apply.

9.7 Registration of License. DBV agrees that NESTEC may, if applicable, register its license under the Licensed Patents (other than the Viaskin® Patents, which will be subject to specific consent from DBV on a case-by-case basis) with the Patent authorities in the Territories. NESTEC shall, at its expense, prepare and deliver to DBV such instruments and other documents reasonably necessary and in proper form for such registration. The Parties shall mutually agree on the form of documents to be used for such purpose, and shall cooperate to preserve confidentiality of this Agreement to the extent permitted under applicable Laws in the relevant country. DBV shall execute and return to NESTEC such instruments and documents within thirty (30) days from the receipt thereof.

9.8 Branding and Trademarks.

9.8.1 Branding. NESTEC shall brand the Licensed Products using a Trademark Controlled by NESTEC (a “NESTEC Trademark”).

9.8.2 NESTEC Trademark. NESTEC shall own all rights in the NESTEC Trademark in the Territory and shall register and maintain the NESTEC Trademark in the countries and regions in the Territory that it determines reasonably necessary, at NESTEC’s cost and expense.

9.9 Patent Marking. NESTEC shall use Commercially Reasonable Efforts to mark all Licensed Product in accordance with the applicable patent marking Law, and shall require all of its Affiliates and Sublicensees to do the same to the extent required by Law.

ARTICLE X.

REPRESENTATIONS AND WARRANTIES

10.1 The Parties’ Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

10.1.1 Such Party (a) is a corporation or other entity duly organized and subsisting under the applicable Laws of its jurisdiction of incorporation or organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

10.1.2 Such Party has the power, authority and legal right, and is free to, enter into and perform its obligations under this Agreement and, in so doing, will not violate or conflict with (a) any other agreement to which such Party is a party as of the Effective Date or (b) any instrument or binding understanding, oral or written, to which such Party is a party or by which it is otherwise bound.

10.1.3 This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms.

10.1.4 Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

10.1.5 Except with respect to Regulatory Approvals for the Licensed Product or as otherwise described in this Agreement, such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.6 None of such Party, its Affiliates or their respective officers or executive employees, within three (3) years prior to the Effective Date (a) has to such Party’s Knowledge been debarred or is subject to debarment or, convicted of a crime for which a Person could be debarred before a Regulatory Authority under applicable Laws, or (b) to such Party’s Knowledge, has ever been under indictment for a crime for which a Person could be debarred under such Laws.

10.1.7 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under any contractual obligation or court or administrative order by which such Party is bound.

10.2 DBV’s Representations and Warranties. DBV hereby represents and warrants to NESTEC that, as of the Effective Date:

10.2.1 The Licensed Technology is Controlled by DBV. Each Licensed Patent owned by DBV has been filed in good faith, has been prosecuted in accordance with any applicable duty of candor and has been maintained in a manner consistent with DBV’s standard practice, in each case in each applicable jurisdiction in which such Licensed Patent has been filed, and applicable fees (to the extent such fees have come due) have been paid on or before the due date for payment. DBV has taken all reasonable steps in order to protect the Licensed Know How and, notably, has implemented all confidentiality frameworks and obligations necessary to preserve the secret nature of the Licensed Know How which is not the subject-matter of a Licensed Patent using the same level of care as it exercises in protecting its other Know-How.

10.2.2 Neither DBV nor any of its Affiliates has granted any right or license, or agreed to grant any right or license, to any Third Party relating to any of the intellectual property rights that are licensed by DBV or any of its Affiliates to NESTEC pursuant to this Agreement that conflict with, or limit the scope of, any of the rights or licenses granted to NESTEC pursuant to this Agreement.

[***] = CONFIDENTIAL TREATMENT REQUESTED

10.2.3 There is no pending claim, suit, action, demand or other proceeding brought or made by a Third Party against DBV or any of its Affiliates challenging the inventorship, validity or enforceability of any of the Licensed Patents in the Territory, or (b) seeking to subject any of the Licensed Patents to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings.

ARTICLE XI.

CERTAIN COVENANTS

11.1 Covenants. Each Party hereby covenants throughout the Term as set forth below:

11.1.1 All of such Party’s and its Affiliates’ Relatives working under this Agreement will be under the obligation to assign to such Party or such Party’s Affiliate, as applicable, in each case as the sole owner, all right, title and interest in and to their inventions and discoveries arising in the performance of such work, whether or not patentable, either immediately upon invention or, if applicable Law so provides, upon disclosure to and demand made by such Party or such Party’s Affiliates; provided, however, that for employees based jurisdiction where a prior obligation to assign is not permitted, the obligation under this paragraph will be deemed satisfied if (a) each such employee is obligated to notify his employer of such inventions and (b) the employer has an established program for receiving such notifications and timely claiming ownership of or exclusive rights to such inventions after notification.

11.1.2 Such Party will not, and will cause its Affiliates not to, employ or use any Relative that employs any individual or entity (a) that has been debarred by a Regulatory Authority under applicable Laws or convicted of a crime for which such Person could be so debarred, or (b) that is the subject of a debarment investigation or proceeding of a Regulatory Authority under applicable Laws, in each case of clauses (a) and (b), in the conduct of such Party’s or its Affiliates’ activities under this Agreement. If during the Term, a Party has reason to believe that actions or omissions have occurred that will cause such Party to breach the covenant in the immediately preceding sentence, then such Party promptly shall notify the other Party of same in writing.

11.1.3 Such Party shall not, and shall cause its Affiliates not to, enter into any agreement or other arrangement with a Third Party that conflicts with the rights granted to the other Party under this Agreement.

11.2 Non-Compete. During the Term, [***].

11.3 Insider Dealing and Market Abuse.

11.3.1 NESTEC acknowledges that DBV is publicly listed on NYSE Euronext market, in Paris, and on Nasdaq market in New York. NESTEC further acknowledges that (a) it is aware of applicable insider dealing and market abuse laws and regulations and (b) some or all of the Confidential Information may be information which is not public or otherwise generally available and is of a type such that a person who has that information would be prohibited from using it to deal in securities of DBV under

[***] = CONFIDENTIAL TREATMENT REQUESTED

applicable insider dealing, market abuse or similar law. NESTEC and its Relatives shall not use any of the Confidential Information, while it is not publicly or generally available, to deal, or to encourage anyone else to deal, in any such securities. NESTEC and its Relatives shall not otherwise use or disclose any Confidential Information in a way that amounts to market abuse or contravenes any applicable insider dealing, market abuse or similar law. [***].

11.3.2 Conversely DBV acknowledges that NESTEC is a subsidiary of significant importance to Nestlé SA, which is itself publicly listed on the SIX Swiss Exchange “Swiss Blue Chip Segment”, and therefore hereby agrees that Section 11.3.1 shall apply mutatis mutandis to DBV in respect of Nestlé SA and NESTEC.

ARTICLE XII.

CONFIDENTIALITY ; SCIENTIFIC PUBLICATIONS

12.1 Confidentiality Obligations.

12.1.1 Subject to Section 12.2, during the Term and for a period of five (5) years thereafter, or ten (10) years after the Effective Date, whichever is longer, Recipient:

(a) shall hold in strict confidence any and all Confidential Information disclosed to it by Discloser and shall not use, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to Discloser’s Confidential Information, without first obtaining the written consent of Discloser, other than Recipient’s employees and agents who have a need to know in connection with the performance of its obligations and exercise of its rights under this Agreement that are apprised of the confidential nature of the Confidential Information and are bound by obligations with respect to such Confidential Information substantially similar to those set forth in this Agreement;

(b) shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Discloser’s Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(c) may disclose Discloser’s Confidential Information only to its Relatives, Affiliates, actual and potential Sublicensees, actual and potential collaborators, and actual and potential investors or acquirers, in each case solely to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, the performance of Recipient’s obligations and exercise of Recipient’s rights under this Agreement, and may disclose Discloser’s Confidential Information contained in reports provided by Discloser pursuant to this Agreement to Recipient’s actual and potential investors or acquirers; provided in each case that such Relatives, Affiliates, actual and potential Sublicensees, actual and potential collaborators and actual and potential investors or acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind Recipient hereunder; provided, however, that the duration of such terms and conditions of confidentiality for such recipients shall be no less than five (5) years.

For the avoidance of doubt, it is understood that Recipient shall be liable for any breach of the confidentiality obligation under this Section 12.1 by any Person to whom Recipient discloses or otherwise provides access to the Discloser’s Confidential Information.

12.1.2 The obligations of confidentiality and non-use under this Section 12.1 shall not apply to, and Recipient shall have no further obligations under this Section 12.1 with respect to, any of Discloser Confidential Information, to the extent that Recipient can demonstrate that such Discloser Confidential Information:

(a) is or becomes part of the public domain without breach by Recipient of this Agreement;

(b) was rightfully in Recipient’s possession before disclosure by Discloser to Recipient and was not acquired directly or indirectly from Discloser, as documented by Recipient’s written records;

(c) is obtained from a Third Party with no applicable obligation of confidentiality to Discloser, and such Third Party has a right to disclose such Confidential Information to Recipient;

(d) is developed independently by Recipient without use of or reference to Discloser’s Confidential Information, as evidenced by Recipient’s written records; or

(e) is required to be revealed in response to a court decision or administrative order, or to otherwise comply with applicable Law, applicable rules of any recognized stock exchange or quotation system or applicable rules or requirements of the Securities and Exchange Commission or other Governmental Authority or Regulatory Authority, provided, that in each such case Recipient shall inform Discloser immediately by written notice and cooperate with Discloser using its Commercially Reasonable Efforts either to seek protective measures for such Discloser Confidential Information, or to seek confidential treatment of such Discloser Confidential Information, and in any case Recipient shall disclose only such portion of the Discloser Confidential Information which is so required to be disclosed.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Recipient unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of Recipient.

12.1.3 Nothing herein shall prevent Recipient from disclosing any Discloser Confidential Information to the extent that such Discloser Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining approvals for the Licensed Products from Regulatory Authorities, including Regulatory Approvals, or seeking or maintaining patent protection for Inventions it owns or has responsibility for prosecuting under ARTICLE IX.

12.2 Scientific Publication. The Parties acknowledge that each Party may have a legitimate interest in publishing in a journal, paper, magazine, present at professional meetings or make similar disclosures of information specifically related to the Licensed Product in the Field (“Results”) (“Scientific Publications”). Such Scientific Publications shall comply with widely accepted scientific standards.

Any draft Scientific Publication intended to be submitted for publication or other disclosure by one of the Parties hereto shall first be sent to the other Party, at least ninety (90) calendar days in advance of the submission for publication or other disclosure, in order to allow such Parties to review the publication or other disclosure. The other Parties shall have the right to object in order to preserve: (i) its intellectual property by delaying such publication, e.g., because the publication contains Results that are patentable or require protection under Article 21 of Regulation (EC) No. 1924/2006), (ii) its Confidential Information and/or (iii) its general communication strategy. In the event that a Party makes such an objection, the Parties shall negotiate an acceptable version and timing for the publication. The Party responsible for the Scientific Publication shall (i) refrain from making such presentation or publication until the Parties have filed patent application(s) directed to the patentable Results, or otherwise ensured protection for the Results (e.g. by making an application under Article 13.5 or 14 of Regulation (EC) No. 1924/2006) contained in the proposed presentation or publication; the other Parties shall use Commercially Reasonable Efforts to file said patent application(s) or seek such protection within a period of sixty (60) calendar days from the date of the objection; and (ii) remove any Confidential Information of the other Parties from the proposed presentation or publication.

Each Party’s contribution shall be acknowledged in any publication by co-authorship or acknowledgment, whichever is appropriate in accordance with customary scientific practice. In case of joint publications, the citation order and respective functions of the authors (e.g. first author, last author, corresponding author) shall be determined in good faith by the Parties, in accordance with the rules applicable in the scientific community. Once approval has been granted for a particular disclosure, such disclosed information may be subsequently disclosed without requiring additional approval for each instance of disclosure.

For clarification, the aforementioned clauses do not restrict the obligations of the Parties according to applicable Law to publish or otherwise disclose results of Clinical Trials.

ARTICLE XIII.

PRESS RELEASES ; PUBLICITY

13.1 Publicity. Except as otherwise permitted under this Agreement, no disclosure shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

13.2 Press Release. Notwithstanding the foregoing in Section 13.1, each Party may issue a press release following the execution of the Agreement, subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. If any such press release is required by law, including required by the Securities and Exchange Commission and any other Governmental Authority or Regulatory Authority, then the provisions of Section 13.4 shall apply.

13.3 Disclosure of Agreement to Third Parties. Notwithstanding the foregoing in Section 13.1, either Party may disclose to bona fide potential investors, lenders, acquirers, acquirees, and collaborators, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement and not use such information for any purpose other than the evaluation of the applicable financing or acquisition.

13.4 Disclosures Required by Law. Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures required by the Securities and Exchange Commission and any other Governmental Authority or Regulatory Authority, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Notwithstanding any other provision of this Agreement, either Party may issue any public announcement or other disclosure that it is advised by legal counsel is required under applicable Laws or the applicable rules of any recognized stock exchange or quotation system, provided that the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and the Party seeking such disclosure shall use Commercially Reasonable Efforts to provide the other Party with reasonable advance notice thereof (including a copy of the proposed disclosure) and, in any event, at least three (3) days’ advance notice. Any request for revision to the content of said disclosure by the non-disclosing Party shall be furnished to the disclosing Party as promptly as necessary for the disclosing Party to comply with such requirements in a timely manner. Without limiting the foregoing, each Party shall consult in good faith with the other Party on the provisions of this Agreement (for the avoidance of doubt, including the schedules and exhibits hereto) to be redacted in any filings made by either Party with the Securities and Exchange Commission or as otherwise required by applicable Law.

13.5 Right to Further Disclose. Once a public disclosure that is required pursuant to applicable Law, pursuant to applicable rules of any recognized stock exchange or quotation system or by the Securities and Exchange Commission or other Governmental Authority or Regulatory Authority, is made, in each case in accordance with this Section 13, the content of such disclosure (or any portion thereof) may be repeated in one or more subsequent disclosures without any obligation of the disclosing Party to give any notices or obtain any consents for such disclosure that would otherwise be required under this Section 13.

ARTICLE XIV.

LIABILITY - INDEMNIFICATION

14.1 Indemnification by DBV.

14.1.1 DBV shall defend, indemnify and hold harmless NESTEC and its employees, officers and directors (collectively, the “NESTEC Indemnitees”) from and against any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising out of or resulting from any claim, suit, action, demand or other proceeding (collectively, “Claims”) made or brought against one or more NESTEC Indemnitees by a Third Party in connection with (a) the gross negligence, recklessness, or intentional wrongful acts or omissions of DBV , in connection with the performance by or on behalf of DBV of DBV’s obligations or exercise of DBV’s rights under this Agreement, and (b) any material breach by DBV of any representation, warranty or covenant of DBV set forth in this Agreement; except, in any such case, to the extent such Damages are reasonably primarily attributable to any circumstances indemnifiable pursuant to Section 14.2.

14.1.2 In addition, without prejudice to Section 15.2.1, DBV hereby agrees to indemnify, defend, and hold harmless NESTEC Indemnitees from and against any material breach by DBV or its Affiliates to comply with its/their respective applicable obligations under this Agreement.

14.2 Indemnification by NESTEC.

14.2.1 NESTEC shall defend, indemnify and hold harmless DBV and each of its employees, officers and directors (collectively, the “DBV Indemnitees”) from and against any and all Damages, to the extent arising out of or resulting from any Claim made or brought against one or more DBV Indemnitees by a Third Party in connection with (a) the gross negligence, recklessness, or intentional wrongful acts or omissions of NESTEC, in connection with the performance by or on behalf of NESTEC of NESTEC’s obligations or exercise of NESTEC’s rights under this Agreement, (b) any material breach by NESTEC of any representation, warranty or covenant of NESTEC set forth in this Agreement, and (c) Commercialization of the Licensed Product by or on behalf of NESTEC, its Affiliates or Sublicensee; except, in any such case, to the extent such Damages are reasonably primarily attributable to any circumstances indemnifiable pursuant to Section 14.1.

14.2.2 In addition, without prejudice to Section 15.2.1, NESTEC hereby agrees to indemnify, defend, and hold harmless DBV Indemnitees from and against any material breach by NESTEC or its Affiliates to comply with its/their respective applicable obligations under this Agreement.

14.3 Indemnification Procedure.

14.3.1 Each Party shall notify the other in the event it becomes aware of a Third Party Claim for which indemnification may be sought pursuant to this ARTICLE XIV.

In case any Claim (including any governmental investigation) shall be instituted involving any Party or its Indemnitees in respect of which indemnity may be sought pursuant to this ARTICLE XIV, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”); provided, that the failure to promptly provide an Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations except, and only to the extent, that the Indemnifying Party is actually incrementally damaged as a result of such failure.

The Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding.

At its option, the Indemnifying Party may assume the defense of a Third Party Claim subject to indemnification as provided for in this Section 14.3 with competent counsel free of any conflict of interest with the Indemnified Party by giving written notice (a “Defense Election Notice”) to the Indemnified Party within thirty (30) days after its receipt of the applicable Indemnification Claim Notice (the “Election Time Period”), solely for claims (a) that solely seek monetary damages and (b) as to which the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). If the Indemnifying Party does not deliver a Defense Election Notice to the Indemnified Party during the applicable Election Time Period, or if any Litigation Condition is not satisfied, the Indemnified Party will assume responsibility for and control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party will reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in defending itself.

14.3.2 Upon assuming the defense of a Third Party Claim in accordance with this Section 14.3, the Indemnifying Party shall be entitled to appoint competent counsel free of any conflict of interest with the Indemnified Party in the defense of the Third Party Claim. Should the Indemnifying Party assume and continue the defense of a Third Party Claim, except as otherwise set forth in this Section 14.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Third Party Claim. Without limiting this Section 14.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own cost and expense unless (a) the engagement thereof has been specifically requested by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and engage counsel in accordance with this Section 14.3 (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.

14.3.3 Subject to the Litigation Conditions continuing to be satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms (a) shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto and (b) shall not include any admission of fault by, or impose any liability or obligation on, the Indemnified Party), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay pursuant to such settlement or disposal of such claim prior to the time such payments become due by the Indemnified Party. With respect to all other entries of judgment, entries into settlements or other dispositions of Damages in connection with a Third Party claim for which the Indemnifying Party has assumed the defense in accordance with this Section 14.3, the Indemnifying Party will only have authority to consent to the entry of such judgment, entry into such settlement or such other disposition of Damages if it has obtained the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

14.3.4 The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with this Section 14.3 (and continues to maintain control of such defense pursuant to this Section 14.3) will not be liable for any settlement or other disposition of any Damages by an Indemnified Party that is reached without the prior written consent of such Indemnifying Party. The Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with this Section 14.3. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making Relatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out of pocket expenses incurred in connection with such cooperation.

14.4 Insurance

Each Party shall maintain, at its cost, a program of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, its Development, use, Manufacture and Commercialization of the Licensed Product and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for the activities to be conducted by it under this Agreement. All insurance required by this Section 14.4 shall be maintained during the Term and each Party shall, from time to time, provide copies of certificates of such insurance to the other Party upon request. Further, each Party shall list the other Party as an additional insured on general liability policy with respect to legal liability arising towards Third Parties out of operations performed by the other Party in

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connection with this Agreement but only to the extent of property damage and bodily injury caused directly and exclusively by the sole fault or negligence of the other Party. All insurance required by this Section 14.4 shall be maintained for at least three (3) years following expiration or termination of this Agreement.

14.5 Limitation of Liability; Exclusion of Damages; Disclaimer.

14.5.1 EXCEPT TO THE EXTENT A PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION UNDER SECTION 14.1 OR SECTION 14.2, AND EXCEPT IN THE CASE OF A BREACH OF ARTICLE XII, AND WITHOUT LIMITING THE LIABILITY OF A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR ANY OF ITS AFFILIATES OR FOR FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON PERFORMANCE HEREUNDER.

14.5.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING REGARDING TITLE, VALIDITY, PATENTABILITY, ENFORCEABILITY OF PATENT RIGHTS, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

ARTICLE XV.

TERM; TERMINATION

15.1 Term. This Agreement shall become effective as of the Effective Date and shall remain in effect, on a country-by-country basis, until the last to occur of (a) [***] from the First Commercial Sale of the Licensed Product in such country, (b) the expiration of the last-the-expire Valid Claim under the Licensed Patents in such country, or (c) the date upon which sales of a Biosimilar/Generic Product constitutes more than [***] of the domestic sales for diagnostic tests for CMPA market in such country in the Territories; in each case of (a), (b) and (c), unless this Agreement is earlier terminated as set forth below (the “Term”).

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In the event of expiration of this Agreement in a particular country pursuant to this Section 15.1, upon the date of such expiration DBV hereby grants NESTEC a non-exclusive, royalty-free, perpetual, fully paid-up license under the Licensed Patents to (x) Commercialize the Licensed Products in the Field in such country, and (y) if a Manufacturing Transfer Event has previously occurred, to make and have made the License Product for Commercialization in such country. In such case, to the extent permitted by law, DBV shall provide all reasonable assistance, within the limit of [***] following expiration, required by NESTEC in order to make any Regulatory Filings that are necessary to continue to Commercialize the Licensed Product.

15.2 Early Termination.

15.2.1 By Either Party for Material Breach. Without prejudice and in addition to any other contractual remedy the non-breaching Party may have with respect to this Agreement, either Party may terminate this Agreement by providing ninety (90) days’ prior written notice (or thirty (30) days’ prior written notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder) upon a material breach of this Agreement by the other Party, which termination will take effect automatically at the end of such ninety (90) or thirty (30) day period (or, if applicable, the extended cure period set forth below) if the breach is not cured as set forth below.

The notice of termination shall specify the nature of the material breach and the breaching Party shall have the opportunity to cure such breach within the period set forth above.

The Parties agree that:

(a) in the event of an uncured breach of NESTEC’s obligation to use Commercially Reasonable Efforts to Commercialize the Licensed Product, under the conditions set forth under Section 6.2.2, in any country in the Territory, DBV shall be entitled to terminate this Agreement pursuant to this Section 15.2.1 but solely on a country-by-country basis;

(b) in the event of an uncured breach of NESTEC’s obligation to (i) launch the Licensed Product in commercial quantities [***] as set forth under Section 6.2.2 or (ii), following expiration of such [***] period, use Commercially Reasonable Efforts to Commercialize the Licensed Product under the conditions set forth under Section 6.2.2, in each case in all the Key Countries, DBV shall be entitled to terminate this Agreement pursuant to this Section 15.2.1, in its entirety. For the sake of clarity, in the event of an uncured breach of NESTEC’s obligations mentioned in (i) or (ii) above in one or more but not all Key Countries, DBV shall only be entitled to terminate this Agreement on a country-by-country basis, as set forth in subclause (a) above.

15.2.2 By DBV for Patent Challenge. Except to the extent prohibited pursuant to the laws of a country in which a Licensed Patent is pending, DBV shall have the right to terminate this Agreement in its entirety immediately upon written notice to NESTEC if NESTEC or any of its Affiliates or Sublicenses, directly or through assistance granted to a Third Party, commences or participates in any administrative, judicial or similar proceeding challenging the validity, enforceability and/or patentability of any Licensed Patent (such action, a “Patent Challenge”).

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15.2.3 By Either Party for Insolvency. Either Party (the “Non-Debtor Party”) may terminate this Agreement in its entirety effective immediately upon delivery of written notice to the other Party (the “Debtor Party”) if the Debtor Party is dissolved or liquidated, files or has filed against it a petition as a debtor under applicable Bankruptcy Laws that is not dismissed within sixty (60) days, makes an assignment of all or substantially all of its property for the benefit of its creditors or has a receiver or trustee appointed for all or substantially all of its property.

15.2.4 For Force Majeure. This Agreement may be terminated in its entirety as set forth in Section 17.14.2.

15.2.5 Specific Termination Cases.

(a) NESTEC may terminate this Agreement by providing at least [***] days’ prior written notice to DBV if the Technical Feasibility Milestone is not achieved on or prior to [***].

(b) NESTEC may terminate this Agreement by providing at least [***] days’ prior written notice to DBV if the Regulatory Feasibility Milestone is not achieved on or prior to [***].

(c) NESTEC may terminate this Agreement in case of a Third Party becomes the Acquirer of DBV by providing at least [***] days’ prior written notice to DBV.

15.2.6 By NESTEC for Convenience. NESTEC may terminate this Agreement by providing at least [***] days’ prior written notice to DBV:

(i) in case of Phase III Delay (as defined below) considering that, once [***], NESTEC will have no right to discontinue the Development activities and accordingly to terminate this Agreement prior to the completion of the first pivotal Phase III Clinical Trial for the Licensed Product in the US;

and/or

(ii) [***] after completion of the first pivotal Phase III Clinical Trial for the Licensed Product;

and/or

(iii) within a [***] period after delivery of the Phase III Clinical Trial Interim Analysis Report.

For the purposes of the foregoing, “Phase III Delay” shall mean a delay by [***].

15.3 Effects of Termination.

15.3.1 Effect of Termination by DBV for NESTEC’s Uncured Material Breach, Patent Challenge or Insolvency. If DBV elects to terminate the Agreement in accordance with Section 15.2.1 (Termination for Material Breach), or in the event of termination by DBV in accordance with Section 15.2.2 (Termination for Patent Challenge) or by DBV in accordance with Section 15.2.3 (Termination for Insolvency), in each case without prejudice and in addition to any contractual remedy either Party may have with respect to this Agreement, or if NESTEC terminates for convenience pursuant to Section 15.2.6, the following shall apply:

(a) NESTEC agrees to grant and hereby grants to DBV and its Affiliates, effective upon such termination, an exclusive, non-transferrable, royalty-free, fully paid up, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under the NESTEC Technology (including any Joint Patents) to make, have made, use, sell, offer for sale in import the Licensed Product worldwide (except in the event the termination relates only to a particular country, in which case the rights will apply to the terminated countries only). For the avoidance of doubt, NESTEC shall retain all rights to practice and license the NESTEC Technology outside the scope of the license granted to DBV under this subclause 15.3.1(a).

(b) Upon DBV’s request, NESTEC shall transfer to DBV any and all regulatory data and Know-How, Regulatory Approvals and Reimbursement Approvals relating to the Licensed Product in the applicable country(ies).

(c) NESTEC shall negotiate in good faith with DBV a license for transitional use of any NESTEC Trademark that has been used in commerce with the Licensed Product (excluding any corporate name or logo of NESTEC or any of its Affiliates and any trademarks that are used by NESTEC or any of its Affiliates on products that are not the Licensed Product), together with all goodwill relevant thereto, throughout the Territory, provided royalty-free, fully paid up.

(d) provide any other assistance as reasonably requested by DBV in connection with the further Development and Commercialization of the Licensed Product in the terminated country(ies).

15.3.2 Effect of Termination by NESTEC for DBV’s Uncured Material Breach, Insolvency or under Section 15.2.5(c). If NESTEC elects to terminate the Agreement in accordance with Section 15.2.1 (Termination for Material Breach), or in the event of termination by NESTEC in accordance with Section 15.2.3 (Termination for Insolvency) or in the event NESTEC decides to terminate the Agreement in accordance with Section 15.2.5(c), this shall be without prejudice and in addition to any contractual remedy NESTEC may have with respect to this Agreement. However, NESTEC shall have the option of requesting that the license(s) set forth in Section 2.2.2 and ARTICLE VII and the rights and obligations set forth in ARTICLE IX, survive termination, in which case (i) NESTEC shall make payments in accordance with Section 8.3.3(f), and (ii) shall not be admissible to seek any other contractual remedy it may have with respect to this Agreement.

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In any case, the following shall apply:

(a) DBV will provide NESTEC with reasonable cooperation to transition to NESTEC the management and continued performance of any activities under the Work Plan (including clinical or other studies in progress) then being conducted by DBV or its Affiliates related to the Licensed Product which NESTEC determines (in compliance with applicable Laws and ethical guidelines) to continue.

(b) DBV will provide all reasonable assistance, within the limit of [***] following termination, required by NESTEC in order to make any Regulatory Filings that are necessary to continue to Commercialize the Licensed Product and will use Commercially Reasonable Efforts to transfer to NESTEC any and all regulatory data and Know-How, and all other filings and submissions with and to Regulatory Authorities with respect to the Licensed Product.

(c) only in the event NESTEC elects to terminate the Agreement in accordance with Section 15.2.1 (Termination for Material Breach) or Section 15.2.3 (Termination for Insolvency), NESTEC may (at its option) request (i) that DBV transfer the Manufacturing Know How to NESTEC in accordance with the Supply agreement and (ii) that the provisions of Section 5.2.2 apply and NESTEC shall have the right to terminate the Supply agreement and/or to Manufacture and/or have Manufactured the Licensed Product by any Third Party and DBV shall provide all reasonable assistance, within the limit of [***] following termination, requested by NESTEC that are necessary to continue to Manufacture and/or have Manufactured the Licensed Product; provided that NESTEC shall use its Commercially Reasonable Efforts to retain the CMO(s) registered in the Regulatory Approvals for the Manufacture of the Licensed Products.

15.3.3 Effect of Termination for Any Reason. In the event of termination of this Agreement for any reason, in each case without prejudice and in addition to any contractual remedy either Party may have with respect to this Agreement, in addition to the rights and obligations set forth in Section 15.3.1 or Section 15.3.2, the following shall apply:

(a) Except as expressly set forth in this Agreement, all licenses granted to either Party under this Agreement, including all sublicenses thereunder, shall immediately terminate.

(b) Within thirty (30) days following the expiration of this Agreement or termination of this Agreement in its entirety, each Party shall, at the request of the other Party, (i) deliver to the other Party, or certify the destruction of any and all tangible Confidential Information of the other Party in such Party’s possession, (ii) to the extent practicable, remove Confidential Information of the other Party from all databases and systems and in those instances where removal is not practicable, segregate or otherwise indicate that such Confidential Information is restricted, and/or (iii) treat all Confidential Information of the other Party contained in lab notebooks in accordance with such Party’s then current procedure for the status of the project and properly note that such Confidential Information contained in such lab notebooks is restricted. Notwithstanding the foregoing, the Parties may retain such Confidential Information of the other Party as is necessary or useful for the practice of the rights granted to it under Section 15.3.1 or Section 15.3.2.

(c) With respect to termination of this Agreement as it relates to only certain countries in the Territories, this Agreement shall continue in full force and effect with respect to the Development, Manufacture and Commercialization of the Licensed Products in all other countries of the Territory, without any modification to this Agreement unless otherwise mutually agreed between the Parties.

15.3.4 Survival. Termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

15.3.5 Other Remedies. Termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that has accrued prior to such termination or expiration, nor affect the survival of any provision hereof to the extent it is expressly stated or by its nature is intended to survive termination or expiration. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder with respect to the period prior to such termination or expiration or that may arise out of or in connection with such termination or expiration.

ARTICLE XVI.

DISPUTE RESOLUTION

16.1 Resolution by Executive Officers. The Parties shall attempt to resolve any and all disputes, claims or controversies arising out of or relating to this Agreement (each, a “Dispute”) by the JSC as set forth in Section 3.1.1(f). Any Dispute that cannot be resolved by the JSC shall be referred to the Executive Officers who shall promptly commence good faith negotiations to resolve the Dispute. Any Dispute that is not resolved through by negotiation of the Executive Officers within thirty (30) days after referral of the Dispute to the Executive Officers shall be submitted for final and binding arbitration pursuant to Section 16.2.

16.2 Arbitration.

16.2.1 To the extent not resolved pursuant to Section 16.1, and subject to any applicable public order rule as regards the arbitrability of the subject-matter of a Dispute, any Dispute arising out of or relating to this Agreement (for the avoidance of doubt, including the Work Plan) or the alleged breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined solely by arbitration in English in Paris, France. Notwithstanding anything to the contrary in this Agreement, each Party may apply to any court of law or equity of competent jurisdiction for temporary injunctive or other interim relief, pending completion of arbitration, to enforce or prevent any violation of this Agreement.

16.2.2 Any arbitration hereunder shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with the Rules then in force.

16.2.3 Except as may be required to confirm or enforce a final award, or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

ARTICLE XVII.

GENERAL PROVISIONS

17.1 Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement is personal to the Parties “intuitu personae”, which means that it may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign or otherwise transfer this Agreement, together with all of its rights and obligations hereunder, to any of its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates (including, with respect to DBV, by transfer or sale of all or substantially all of the Licensed Patents), or in the event of its merger or consolidation or similar business combination transaction. Any purported assignment in violation of the preceding sentences in this Section shall be void. Any permitted assignee or successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.

17.2 Allocation of Costs. Without limiting NESTEC’s payment obligations under ARTICLE VIII of this Agreement, each of NESTEC and DBV shall be solely responsible for all costs and expenses it incurs in connection with their activities under this Agreement except as otherwise expressly set forth in this Agreement. Each of NESTEC and DBV accepts to bear all future liabilities and risks that may be imposed on it (including unforeseeable as of the Effective Date, within the meaning of new Article 1195 of the French Civil Code) resulting from the terms and conditions of this Agreement.

17.3 Headings; Rules of Construction. Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement. Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Except as otherwise explicitly specified to the contrary in this Agreement, (a) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement shall include all subsections thereof, (b) references to a section, exhibit or schedule means a section of, or exhibit or schedule to, this Agreement, (c) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each

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other gender, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (e) references to a rule, statute or regulation (including ICC rules and procedures) include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time, (f) references to a particular Governmental Authority include any successor agency or body to such Governmental Authority and (g) references to “days” means calendar days, unless specified as Business Days.

17.4 No Implied Waiver. No waiver of any default hereunder by either Party or any failure to enforce, or delay in enforcing, any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

17.5 Notices. Any notice or other communication given by one Party to the other Party under this Agreement must be in writing and shall be sufficient if (a) delivered personally or (b) sent by registered or certified mail, return receipt requested, reputable overnight business courier, email or fax, in each case properly addressed to the receiving Party as set forth below. The effective date of any notice or other communication given hereunder shall be the actual date of receipt by the receiving Party.

If to DBV:

DBV Technologies

177-181 avenue Pierre Brossolette

92120 Montrouge

France

Fax: [***]

Email: [***]

Attn : Chief Executive Officer

with a copy (which copy shall not constitute legal notice to DBV) to:

DBV Technologies

177-181 avenue Pierre Brossolette

92120 Montrouge

France

Fax: [***]

Email: [***]

Attn : General Counsel

If to NESTEC:

NESTEC S.A.

55, Avenue Nestlé,

CH-1800 Vevey

Switzerland

Email : [***]

Attn : General Counsel of Nestlé Healthcare Science S.A.

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with a copy (which copy shall not constitute legal notice to NESTEC) to:

Nestlé Health Sciences SA

55, Avenue Nestlé,

CH-1800 Vevey,

Switzerland

Email : [***]

Attn : Head of Global Business Development & Licensing

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.

17.6 Severability. Whenever possible, each term and provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Laws, but, if any term or provision of this Agreement is held to be invalid or unenforceable under applicable Laws, such term or provision shall be invalid and ineffective only to the extent of such invalidity or unenforceability, without invalidating or making unenforceable the remainder of this Agreement. In the event of such invalidity or unenforceability, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of the Agreement.

17.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including the Confidentiality Agreement and that certain non-binding term sheet exchanged by the Parties prior to the Effective Date.

17.8 Amendment; Waiver. Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by an authorized representative of each Party. No term or provision of this Agreement, including the Parties’ respective obligations, may be waived except by a writing signed by the Party against which such waiver is sought to be enforced.

17.9 Counterparts. This Agreement may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

17.10 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

17.11 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

17.12 Compliance with Laws. Each Party will comply with all applicable Laws in performing its obligations and exercising its rights hereunder, including all applicable Laws relating to the export, re-export or other transfer of any Know-How transferred pursuant to this Agreement.

17.13 Governing Law. Any dispute, claim or controversy arising under or related to this Agreement, including the construction, validity and performance of this Agreement, shall be governed in all respects by the substantive laws of France; provided, however, that any issue relating to the interpretation, construction, validity, enforceability or infringement of Patent Rights shall be determined according to the patent laws of the country (or countries) in which the relevant Patent (or Patents) issued.

17.14 Force Majeure.

17.14.1 No failure or delay by either Party in the performance of any obligation hereunder (other than any obligation to make a payment to the other Party) shall be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same shall arise from any event beyond that Party’s control, that is, an unpredictable and irresistible event (hereinafter “Force Majeure”). Said Force Majeure event may include earthquake, storm, flood, fire, other acts of nature, epidemic, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a Governmental Authority or public agency, work stoppage; provided, however, that the failing or delaying Party shall (a) without undue delay, notify the other Party in writing of the applicable failure or delay and (b) continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

17.14.2 Should an event of Force Majeure continue for more than ninety (90) days, the Parties shall promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in view of the effect of the event of Force Majeure. Any such modification or termination of this Agreement shall be effective only upon mutual written agreement of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

For DBV TECHNOLOGIES		For NESTEC S.A.

/s/ Pierre-Henri Benhamou		/s/ Greg Behar

By:	Dr Pierre-Henri BENHAMOU	By:	Greg Behar
	Chairman and CEO	Authorized Signatory

List of Exhibits:

Exhibit 1.47: Licensed Patents as of the Effective Date

Exhibit 1.56: NESTEC Patents as of the Effective Date

Exhibit 1.60: Calculation of the Net Sales

Exhibit 1.98: Viaskin® Patents as of the Effective Date

Exhibit 1.101: Work Plan

Exhibit 2.1.2: List of FTE members and range of their applicable rates

Exhibit 5.2.1: Key terms of the Supply agreement

EXHIBIT 1.47:

Licensed Patents as of the Effective Date

1) International (PCT) patent application No. PCT/FR2002/00804 filed on 6 March 2002 (published under No. WO 02/071950) claiming priority from the French patent application No. FR 0103382 filed on 13 March 2001 and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Viaskin I)

2) French patent No. 2 866 553 filed on 19 February 2004 (Applicator)

3) International (PCT) patent application No. PCT/FR2005/050397 filed on 31 May 2005 (published under No. WO 2006/128981) and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Microcontours)

4) US patent No. 7 635 488 filed on 26 April 2006, International (PCT) patent application No. PCT/EP2007/053975 filed on 24 April 2007 (published under No. WO 2007/122226) claiming priority from the US patent application No. US 11/411,531 and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Viaskin II)

5) French patent No. FR 2 926 466 filed on 23 January 2008, International (PCT) patent application number PCT/FR2009/050094 filed on 23 January 2009 (published under No. WO 2009/095591) claiming priority from the French patent application No. FR 0850406, and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Electrospray)

EXHIBIT 1.56:

NESTEC Patents as of the Effective Date

International (PCT) patent application No. PCT/EP16/053673, filed on 22 February 2016, claiming priority from US provisional application No. USP 61/118875, and all patents and patent applications derived from the said PCT application and/or based on the same priority.

[***] = TWO (2) PAGES OF CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT 1.60, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.60:

Calculation of the Net Sales

for the purpose of determining the Sales Milestones (section 8.2.2)

and the Royalty Payment (Section 8.3.1)

“Net Sales” shall mean the gross amount of sales of Licensed Product invoiced by NESTEC, its Affiliates or Sublicensees to Third Parties, less:

[***].

EXHIBIT 1.98:

Viaskin® Patents as of the Effective Date

1) International (PCT) patent application No. PCT/FR2002/00804 filed on 6 March 2002 (published under No. WO 02/071950) claiming priority from the French patent application No. FR 0103382 filed on 13 March 2001 and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Viaskin I)

2) International (PCT) patent application No. PCT/FR2005/050397 filed on 31 May 2005 (published under No. WO 2006/128981) and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Microcontours)

3) US patent No. 7 635 488 filed on 26 April 2006, International (PCT) patent application No. PCT/EP2007/053975 filed on 24 April 2007 (published under No. WO 2007/122226) claiming priority from the US patent application No. US 11/411,531 and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Viaskin II)

4) French patent No. FR 2 926 466 filed on 23 January 2008, International (PCT) patent application No. PCT/FR2009/050094 filed on 23 January 2009 (published under No. WO 2009/095591) claiming priority from the French patent application No. FR 0850406, and all patents and patent applications deriving from the said PCT application and/or based on the same priority (Electrospray)

EXHIBIT 1.101:

Work Plan

[***] = CONFIDENTIAL TREATMENT REQUESTED

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 2.1.2:

List of FTE members and range of applicable rates

•	Project manager

•	[***] clinical development manager

•	[***] regulatory manager

•	[***] engineer for the industrial development

•	[***] technician for the industrial development

•	[***] engineer for pharmaceutical development

•	[***] technician for pharmaceutical development

Also potentially incremental staffing at certain points in the development horizon

FTE rate would range between €[***] and [***], plus, with respect to the grant of equity compensation to the corresponding employees, the share-based payment expenses recognized in DBV’s accounts in accordance with IFRS2 as well as all taxes, social security contributions and other payments accrued by DBV in relation thereto. All employees are eligible to receive long-term incentives in the form of equity compensation plans.

EXHIBIT 5.2.1:

Key Terms of the Supply Agreement

[***] = TWENTY (20) PAGES OF CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT 5.2.1, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

KEY TERMS OF THE SUPPLY AGREEMENT

1.	Any capitalized terms in this Exhibit 5.2.1 shall have the meaning given to such terms in ARTICLE I of the Agreement.

2.	The terms and conditions for the Supply agreement and corresponding quality agreement shall be negotiated and executed in accordance with ARTICLE V of the Agreement and with the following key terms and conditions.

3.	NESTEC undertakes to purchase solely from DBV the Licensed Product manufactured by DBV’s Contract Manufacturer Organisation in the Territories for a [***] period as from the First Commercial Sale of a Licensed Product.

4.	The purchasing price of the Licensed Product will be [***].

5.	DBV shall continuously aim to improve the cost-efficiency of the Licensed Products. The Supply agreement will detail the conditions of DBV’s regular reporting on costs and NESTEC audit rights on costs.

6.	Each NESTEC and DBV will accept to bear all future liabilities and risks that may be imposed on it (including unforeseeable as of the date hereof, within the meaning of new Article 1195 of the French Civil Code) resulting from the terms and conditions of the Supply agreement.

7.	Notwithstanding the above, in the event of a Manufacturing Transfer Event, Section 5.2.2 of the Agreement shall apply and NESTEC shall have the right to terminate the Supply agreement and/or to manufacture and or have the Licensed Product manufactured by any Third Party and DBV shall provide all cooperation and assistance, within the limit of [***] following termination, requested by NESTEC that are necessary to continue to manufacture and/or have manufactured the Licensed Product; [***].

8.	Payment shall be made within 30 (thirty) days calculated as from the date of invoice then end of month. Under Article L 441-6 of the French Commercial Code, any delayed payment may entail a penalty amounting to three (3) times France’s legal interest rate.

9.	The Supply agreement will detail agreed annual minimum units to be supplied by DBV to NESTEC, together with supply chain specifications (safety stocks, order planning, purchase order, delivery date, batch release procedure, quarantine clause, penalties, freight and transfer of risks).

10.	DBV shall ensure that all manufacturing equipment necessary to supply the Licensed Product is made available for production launch at a date to be agreed between the Parties and for routine production for the duration of the Supply agreement and maintained in good order.

[***] = CONFIDENTIAL TREATMENT REQUESTED

11.	DBV shall permit, and shall procure that any CMO permits, NESTEC, Regulatory Authorities and any Third Party nominated by NESTEC to carry out audits at the manufacturing facilities.

12.	DBV shall keep and provide NESTEC with an updated list of all CMO and subcontractors used for the purpose the Supply agreement. Each CMO and subcontractors shall be subject to NESTEC’s prior approval.

13.	DBV shall warrant that the supplied Licensed Products shall conform the specifications of the quality agreement and be of good materials and workmanship and free from defects.

14.	NESTEC will be provided by the CMO with a release certificate as a warranty that:

(i) Licensed Product Manufacturing processes shall be conducted in accordance with the technical agreements and Good Manufacturing Practice and any other regulations applicable; and

(ii) Licensed Products shall conform to the specifications of the quality agreement and comply with the relevant Regulatory Approval, including the pharmaceutical specifications hereof resulting from module 3.2.

15.	DBV will warrant continuity of supply of Licensed Products to NESTEC. DBV shall use every efforts to anticipate the risk of a discontinuity and if it does anticipate such risk, DBV undertakes to immediately give NESTEC notice thereof.

DBV shall then undertake, at NESTEC’s specific prior request, to:

(i) use every effort to introduce to NESTEC a new manufacturer meeting the requirements of the Regulatory Approval for the purpose of agreement by competent Regulatory Authorities, within a reasonable period helping avoid over [***] inventory shortage; and

(ii) bear [***] related to appointment of such new manufacturer, including the costs of validation of a new manufacturing site and the costs of registration and related change costs, unless continuity of supply has been interrupted because of a breach by NESTEC of its obligations under the Supply agreement.

In the event DBV fails to fulfil its obligations herein under, NESTEC shall reserve to terminate the Supply agreement and/or, should a Manufacturing Transfer Event occur, elect to request application of the Manufacturing Transfer Event provisions as specified in paragraph 7 above.

16.	ARTICLE XVI and ARTICLE XVII of the Agreement shall apply mutadis mutandis to the Supply agreement.